EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FIRST FINANCIAL BANK, NATIONAL ASSOCIATION,
AS PURCHASER,
AG-OSF HOLDINGS, LLC
AS STOCKHOLDERS’ REPRESENTATIVE
AND
OAK STREET HOLDINGS CORPORATION
AS THE COMPANY
DATED AS OF JULY 23, 2015

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 23, 2015, by and among (i) First Financial Bank, National Association, a national bank organized under the Laws of the United States (“Purchaser”), (ii) OSF II Corporation, a Delaware corporation (“Merger Sub”), (iii) AG-OSF Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Stockholders’ Representative”) and (iv) Oak Street Holdings Corporation, a Delaware corporation (the “Company”).
WHEREAS, the respective Boards of Directors of each of Purchaser, Merger Sub and the Company, have each duly approved, adopted and declared advisable this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with, and subject to, the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”).
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
MERGER; CLOSING
Section 1.1    The Merger.
(a)    The Merger. At the Effective Time and in accordance with, and subject to, the provisions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company and shall cease to exist, and the Company shall be the surviving corporation in the Merger (the Company immediately following the Effective Time, the “Surviving Company”), and become a wholly-owned subsidiary of Purchaser.
(b)    Effectiveness of the Merger. Immediately following the Closing, Merger Sub and the Company shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon such filing. The time when the Merger shall become effective is referred to herein as the “Effective Time”.
(c)    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. The name of the Surviving Company shall remain “Oak Street Holdings Corporation” at the Effective Time.
(d)    Certificate of Incorporation; By-Laws; Officers and Directors of Surviving Company. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the certificate of incorporation and bylaws, respectively, of the Surviving Company until amended as provided in the Surviving Company certificate of incorporation or bylaws, as applicable, or by the DGCL. Prior to the Closing,

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the Company shall take all requisite action so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers, respectively, of the Surviving Company until their respective successors are duly elected and qualified, subject to their earlier death, resignation, disqualification or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company and the DGCL.
Section 1.2    Effect on Capital Stock; Payments at Closing
(a)    Effect on Capital Stock. At the Effective Time, by virtue of the Merger, automatically and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders:
(i)    each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of the Common Stock of the Surviving Company;
(ii)    each Common Share held of record immediately prior to the Closing shall be converted into the right to receive (A) at Closing (x) the Common Share Closing Amount minus (y) the Per Share Holdback Percentage of the Holdback Amount and (B) following the Closing, payment of the Per Share Holdback Percentage with respect to any Additional Amount that is paid;
(iii)    each Preferred Share held of record immediately prior to the Closing shall be converted into the right to receive (A) at Closing (x) the Preferred Share Closing Amount minus (y) the Per Share Holdback Percentage of the Holdback Amount and (B) following the Closing, payment of the Per Share Holdback Percentage with respect to any Additional Amount that is paid; and
(iv)    each Share issued and outstanding immediately prior to the Effective Time and owned by the Company (whether as treasury stock or otherwise) shall be canceled and cease to exist and no consideration shall be delivered in exchange therefor.
(b)    Notwithstanding anything in this Agreement to the contrary, none of the Shares issued and outstanding immediately prior to the Effective Time and owned by each Stockholder who did not vote in favor of the Merger and who has demanded appraisal in accordance with, and has not effectively withdrawn or lost the right to appraisal pursuant to, Section 262 of the DGCL (each, a “Dissenting Stockholder” and the Shares held by such Dissenting Stockholders, “Dissenting Shares”) shall not be converted into the right to receive payments of the applicable amounts set forth in Section 1.2(a), but instead and in lieu thereof shall have the right to receive payment from the Surviving Company with respect to its Dissenting Shares in accordance with Section 262 of the DGCL. If any such Dissenting Stockholder shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive payments of the applicable amounts set forth in Section 1.2(a). At the Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided by Section 262 of the DGCL.
(c)    From and after the Effective Time, upon surrender by each Stockholder of the certificate(s) which, immediately prior to the Effective Time, represented Shares (each, a “Share Certificate”), together with a duly executed letter of transmittal in the form attached hereto as Exhibit B, such Stockholder shall be entitled to receive, and Purchaser shall pay, the applicable amounts set forth in Section 1.2(a) for each Share represented by such Share Certificate, such amount to be paid by wire transfer of immediately available funds to one or more accounts designated by the Stockholders’ Representative. Each Share Certificate so surrendered shall be immediately cancelled. No interest shall accrue or be paid on any amount payable hereunder upon due surrender of Share Certificates.
(d)    At the Effective Time, all Shares converted into the right to receive the applicable amounts set forth in Section 1.2(a), shall automatically be cancelled and cease to exist and the holders thereof shall cease to have any rights with respect to such Shares (or the Share Certificates) other than the right to receive the applicable amounts set forth in Section 1.2(a). Until surrendered as contemplated by Section 1.2(c), each Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable amounts set forth in Section 1.2(a). The payment of the applicable amounts set forth in Section 1.2(a) upon the surrender of any Share Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Share Certificate and all Shares formerly represented by such Share Certificate.
(e)     Payments at Closing.
(i)    Notice of Estimates. Not less than one Business Day prior to the Closing Date, Stockholders’ Representative shall deliver to Purchaser a written notice setting forth the Transaction Expenses calculated in good faith.
(ii)    Payment of Transaction Expenses. At the Closing, Purchaser will pay or cause to be paid to each Person to whom the Company or its Subsidiaries owes Transaction Expenses by wire transfer of immediately available funds to the accounts and in the amounts designated by Stockholders’ Representative, provided Purchaser has received customary letters confirming payment in full to each such Person and confirming closure of the respective file or account associated therewith.
(iii)    Escrow Amount. At the Closing, Purchaser shall pay or cause to be paid to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent on or prior to the Closing Date.
(iv)    Expense Reserve Amount. At the Closing, Purchaser shall pay or cause to be paid an amount equal to the Expense Reserve Amount by wire transfer of immediately available funds to an account designated by Stockholders’ Representative on or prior to the Closing Date.

(v)    Payment of the Warehouse Debt. Stockholders’ Representative shall cause to be delivered to Purchaser customary payoff letters (the “Payoff Letters”) from the Persons to whom the Warehouse Debt is payable, signed by such Persons, setting forth, among other things, (A) the amount required to pay off in full at the Closing all the Warehouse Debt held by such Person, (B) wire transfer instructions for the payment of such amount, and (C) the commitment to release all Encumbrances, if any, which such Person may hold on any member of the Company Group or any of the assets of such parties upon receipt of the payoff amount set forth therein. At the Closing, Purchaser will pay to the Persons to whom the Warehouse Debt is payable the amounts set forth in the applicable Payoff Letter by wire transfer of immediately available funds to the applicable accounts specified therein.
Section 1.3    Closing
The closing (the “Closing”) of the Merger shall take place at the offices of Frost Brown Todd LLC, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, Ohio 45202, at 10:00 A.M., Cincinnati time on the date (the “Closing Date”) that is the earlier of (x) three Business Days after all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing) or (y) such other date as mutually agreed upon by Purchaser and Stockholders’ Representative.

Section 1.4    Closing Deliverables
(a)    At the Closing, the Company shall deliver or cause to be delivered to Purchaser:
(i)    a counterpart to each Related Document to which the Company or any of its Affiliates is a party, duly executed and delivered by a duly authorized Representative of such Person;
(ii)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of (A) resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger) and (B) the Stockholder Consent;
(iii)    the written resignation of each director and officer (or equivalent position) of each member of the Company Group, except for those Persons whom Purchaser notifies Stockholders’ Representative in writing at least two Business Days prior to Closing that it does not require to resign at Closing;
(iv)    a duly executed certificate of non-foreign status from each Stockholder, dated as of the Closing Date, in form and substance required under

Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Stockholder is not a “foreign person” as defined in Section 1445 of the Code;
(v)    a reasonably current good standing certificate for the Company issued by its jurisdiction of incorporation;
(vi)    a copy of the certificate of incorporation of the Company, certified by the secretary of state, and a copy of the bylaws of the Company, certified by an officer of the Company; and
(vii)    the certificate described in Section 6.3(c).
(b)    At the Closing, Purchaser shall deliver or cause to be delivered:
(i)    to the Persons specified in Section 1.2, the payments specified in Section 1.2;
(ii)    to Stockholders’ Representative, a counterpart to each Related Document to which Purchaser or any of its Affiliates is a party, duly executed and delivered by a duly authorized Representative of such Person;
(iii)    to Stockholders’ Representative, the certificate described in Section 6.2(c)
(iv)    to Stockholders’ Representative, a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of (i) Purchaser and (ii) Merger Sub, evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger); and
(v)    a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by Purchaser, in its capacity as the sole shareholder of Merger Sub, evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger).
ARTICLE II
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY
Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to Purchaser as of the date hereof as set forth below:
Section 2.1    Organization; Standing; Qualification and Power

Each member of the Company Group is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and operating agreement, certificate of incorporation and by-laws, or other comparable governing documents of each member of the Company Group, as in effect as of the date hereof, have been made available to Purchaser.
Section 2.2    Authority; Execution and Delivery; Enforceability
The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement has been, and in the case of the Related Documents to which it will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon its execution and delivery each of the Related Documents to which the Company will be a party will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company will be a party will constitute, assuming that this Agreement and each of the Related Documents to which Purchaser will be a party have been duly authorized, executed and delivered by Purchaser, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).
Section 2.3    Capitalization and Company Subsidiaries
(a)    The authorized capital stock of the Company consists of (i) 60,000 Shares of Common Stock, $0.01 par value per Share (the “Common Stock”) and (ii) 50,000 Shares of Preferred Stock (the “Preferred Stock”), $0.01 par value per Share.
(b)    As of the date hereof, (i) 7,315 shares of Common Stock were issued and outstanding and (ii) 30,160 shares of Preferred Stock were issued and outstanding; and as of the Effective Time, (i) 7,315 shares of Common Stock will be issued and outstanding and (ii) 30,160shares of Preferred Stock will be issued and outstanding.

(c)    [Reserved]
(d)    All of the Company’s issued and outstanding Shares are validly issued, fully paid and non-assessable. Except for the Preferred Shares, which are convertible into Common Shares, there are no outstanding (i) securities convertible into or exchangeable for shares of the Company, (ii) options, warrants, calls or other rights to purchase or subscribe for shares of the Company or (iii) Contracts of any kind to which any member of the Company Group is subject or bound requiring the issuance after the date hereof of (A) any shares of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or other rights of the type referred to in clause (ii).
(e)    Schedule 2.3(e) sets forth a complete list, as of the date hereof, of the Company Subsidiaries and the authorized and the issued and outstanding capital stock or other ownership interests, as the case may be, of each of the Company Subsidiaries and the record holders thereof. Except as set forth on Schedule 2.3(e), as of the date hereof, all issued and outstanding shares of capital stock or other ownership interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 2.3(e), there are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date hereof of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or other rights of the type referred to in clause (ii).
(f)    Except for the Stockholders’ Agreement, there are no voting trusts, proxies or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any membership interests, capital stock or other ownership interests of any member of the Company Group. Except for the Company’s direct or indirect interest in the Company Subsidiaries as set forth on Schedule 2.3(e), as of the date hereof, no member of the Company Group owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in any Person. No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.
Section 2.4    No Conflict; Consents
(a)    Except as set forth on Schedule 2.4(a), as of the date hereof, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not, (i) violate any provision of the organizational documents of any member of the Company Group, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any Material Contract to which any member of the Company Group is a party or by which any member of the Company Group or any of its respective properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.4(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to any member of the Company Group or by which any of its respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Except as set forth on Schedule 2.4(b), as of the date hereof, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification to, any Governmental Authority, except for (i) compliance with all applicable Antitrust Laws, (ii) as may be required as a result of any facts or circumstances related to Purchaser or any of its Affiliates and (iii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.5    Financial Statements
(a)    Schedule 2.5(a) contains true and complete copies of (i) the audited balance sheets of the Company Group as of December 31, 2013 and December 31, 2014 and related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company Group, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company Group for the five months ended May 31, 2015, and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the five months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)    Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 2.5(b), as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Company Group taken as a whole) and (ii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of the Company Group as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments).
Section 2.6    No Undisclosed Liabilities; Funded Indebtedness
(a)    To the Knowledge of the Company, there are no Liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Financial Statements or the notes thereto, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of the Company and its

Subsidiaries, (iii) disclosed in the Disclosure Schedules, (iv) for Taxes, (v) arising out of the performance (but not the breach) of the Material Contracts or (vi) that would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Schedule 2.6(b) sets forth a correct and complete list of the individual components (indicating the amount and the Person to whom such Funded Indebtedness is owed) of all Funded Indebtedness with respect to the Company Group as of the date hereof.
Section 2.7    Absence of Certain Changes
Except as set forth on Schedule 2.7, as contemplated by this Agreement or any of the Related Documents or as would not, individually or in the aggregate, have a Material Adverse Effect, since the date of the Interim Financial Statements until the date of this Agreement:
(a)    the members of Company Group have conducted their respective businesses in the ordinary course of business;
(b)    no member of the Company Group has issued, sold, redeemed or purchased any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities;
(c)    the Company has not declared, set aside, made or paid any dividends or other distributions to its equity holders payable in cash, property or otherwise, with respect to any of the equity interests in the Company;
(d)    no member of the Company Group has cancelled any material debts or claims or waived any rights of material value;
(e)    no member of the Company Group has suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, materially impair the ability of the Company to operate in the ordinary course of business;
(f)    no member of the Company Group has made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires in the ordinary course of business;
(g)    no member of the Company Group has sold, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance any of its assets with a market value in excess of $100,000 except for Permitted Encumbrances;
(h)    no member of the Company Group has entered into any Material Contract, amended any Material Contract or terminated or received any notice of termination of any Material Contract;

(i)    the Company has not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts and records of the Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;
(j)    no member of the Company Group has made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan; and
(k)    no member of the Company Group has agreed to do any of the foregoing.
Section 2.8    Compliance with Law; Permits
(a)    Each member of the Company Group is in compliance with all Laws applicable to such member of the Company Group, except (i) as set forth on Schedule 2.8(a) or (ii) for such instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    The Company has the Permits set forth on Schedule 2.8(b) as of the date hereof. As of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing to revoke, suspend or cancel any such Permit, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.
(c)    Notwithstanding the foregoing, none of the representations or warranties set forth in this Section 2.8 apply to any matters that are the subject of a separate representation or warranty in Sections 2.10, 2.11 or 2.16.
Section 2.9    Litigation
Except as set forth on Schedule 2.9, as of the date hereof, there is no Proceeding pending, or to the Knowledge of the Company, threatened in writing, against any member of the Company Group that (i) involves a claim in excess of $100,000, (ii) involves a claim for an unspecified amount which would reasonably be likely to have a Material Adverse Effect or (iii) seeks injunctive relief or is reasonably likely to materially impair the ability of the Company to perform its obligations under this Agreement. Except as set forth on Schedule 2.9, as of the date hereof, there are no outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any member of the Company Group or any of its assets or properties are bound that would, individually or in the aggregate, have a Material Adverse Effect.
Section 2.10    Employee Matters
(a)    Schedule 2.10(a) lists each material Benefit Plan as of the date hereof, and separately identifies each Benefit Plan that is a Compensatory Arrangement. The Company has made available to Purchaser (i) with respect to each Benefit Plan that is not a Compensatory Arrangement, disclosure adequate for Purchaser to understand the scope, nature and material attributes of such Benefit Plan and (ii) with respect to each Benefit Plan that is a Compensatory

Arrangement, a true and complete copy of each writing constituting a part of such Compensatory Arrangement (and where no such copy exists, an accurate description thereof).
(b)    (i) Each Benefit Plan (A) has been established, and through the date hereof has been maintained and administered, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code and (B) that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or, if the Benefit Plan is in the form of a volume submitter or prototype plan, can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; and (ii) to the Knowledge of the Company, as of the date hereof, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.
(c)    Except as set forth on Schedule 2.10(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as termination of employment) (i) will result in any material payment becoming due to any Company Employee under any Compensatory Arrangement; (ii) will materially increase any benefits to Company Employees otherwise payable under any Compensatory Arrangement; (iii) will result in any acceleration of the time of payment, funding or vesting of any such benefits to Company Employees under any Compensatory Arrangement; or (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Compensatory Arrangement pursuant to applicable Law, regulation, contractual arrangement or otherwise.
(d)    Except as set forth on Schedule 2.10(d), as of the date hereof, with respect to the Company Employees, (i) within the last 12 months, there has been no strike, slowdown or work stoppage; (ii) no member of the Company Group is a party to any collective bargaining agreement and no labor union or similar organization currently represents the employees of the Company Group; and (iii) the Company has not, in the last 90 days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, without complying with the notice requirements and other provisions of WARN which would cause any Liability to any member of the Company Group with respect to the Company Employees.
Section 2.11    Taxes
Except as set forth on Schedule 2.11, (a) all federal and state income Tax Returns and all other material Tax Returns required to be filed by or on behalf of any member of the Company Group for a Pre-2015 Tax Period have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (b) such Tax Returns were true, complete and correct in all material respects when filed and were prepared in substantial compliance with applicable Laws; (c) all income Taxes and other material Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Return) for the Pre-2015 Tax Period have been paid; (d) no member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains open; (e) the members of the Company Group have complied in all material respects with all applicable Laws relating to the collection, withholding, and payment of all Taxes required to be collected, withheld and paid, whether to employees, independent contractors or other third parties; (f) no member of the Company Group has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was the Company) and no member of the Company Group has any liability for the Taxes of any other Person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise for any Pre-2015 Tax Period; (g) no member of the Company Group is a party to any Tax allocation or sharing agreement; (h) to the Knowledge of the Company, no claim has been made in writing by any Tax Authority in a jurisdiction in which any member of the Company Group does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction; (i) no member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (j) no member of the Company Group is subject to an ongoing audit, dispute or claim pending or being conducted with respect to Taxes; (k) copies of all Tax Returns with respect to each member of the Company Group for the previous four years have been made available to Purchaser; (l) no non-employee power of attorney with respect to Taxes is in effect with respect to any member of the Company Group, and no closing agreements, private letter rulings or similar instruments have been issued regarding the same; (m) all unpaid Taxes of the members of the Company Group do not exceed the reserve for Taxes set forth in the Company’s books and records; (n) there are no, and will not be as a result of the Merger, “excess parachute payments” under Code Section 280G or payments that result in the imposition of excise Tax under Code Section 4999; (o) no member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to December 31, 2014; (2) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to December 31, 2014; (3) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (4) installment sale made on or prior to December 31, 2014; (5) prepaid amount received on or prior to December 31, 2014; (6) use of an improper method of accounting for a taxable period ending on or prior to December 31, 2014; or (7) election under Code Section 108(i).
Section 2.12    Real Property
(a)    No member of the Company Group owns any real property.
(b)    Schedule 2.12(b) sets forth a true and complete list, as of the date hereof, of all real property and interests in real property used by the Company Group that are material to the continued operation of the Business, taken as a whole and as currently conducted, and each Contract pursuant to which any such real property interest arises (any such Contract, individually, a “Real Property Lease”).
(c)    As of the date hereof, (i) to the Knowledge of the Company, each Real Property Lease is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) no member of the Company Group has received any written notice of any default under any of the Real Property Leases, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.13    Intellectual Property
(a)    Schedule 2.13(a) sets forth a true and complete list, as of the date hereof, of all Intellectual Property owned by the Company Group that is subject to an application or registration, including all pending applications and registrations therefor (“Company Intellectual Property”).
(b)    Except as set forth on Schedule 2.13(b), or as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date hereof, (i) the Company Intellectual Property is valid and enforceable, and the registrations therefor are subsisting and (ii) the Company and/or another member of the Company Group owns the Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances and licenses, agreements and other arrangements entered into in the ordinary course of business.
(c)    As of the date hereof, there is no written claim or demand of any Person pertaining to, or any Proceeding pending or, to the Knowledge of Company, threatened in writing, which challenges the validity, or Company Group’s ownership of, any Company Intellectual Property.
(d)    As of the date hereof (i) none of the products or services distributed, sold or offered by the Companies or any of their Subsidiaries, nor any technology or materials used in connection therewith infringes upon, misappropriates or violates any Intellectual Property of any Person, except as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating the Company Intellectual Property.
Section 2.14    Material Contracts
(a)    Except as set forth on Schedule 2.14(a), as of the date hereof, no member of the Company Group is a party to any written Contract (other than such Contracts which may be terminated by a member of the Company Group on up to ninety days’ notice):
(i)    relating to any written employment, consulting or similar arrangements requiring payment by any member of the Company Group of base annual compensation in excess of $100,000;

(ii)    pursuant to which any member of the Company Group has incurred any indebtedness for borrowed money, committed to incur indebtedness for borrowed money, or guaranteed indebtedness of any other Person (other than another member of the Company Group);
(iii)    that by its terms grants an Encumbrance upon any material asset of the Company Group;
(iv)    that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of any member of the Company Group, other than in the ordinary course of business;
(v)    pursuant to which the Company Group (other than pursuant to a Loan) (A) paid or reasonably expects to pay more than $100,000 in the last fiscal year or (B) received or reasonably expects to receive more than $500,000 in the last fiscal year;
(vi)    that by its terms contains any covenant or provision currently in effect prohibiting any member of the Company Group from engaging in any material respect in any material line of business or competing in any material respect with any Person in any geographic area;
(vii)    that is a partnership or joint venture agreement in which any member of the Company Group participates as a general partner or joint venturer;
(viii)    pursuant to which any member of the Company Group has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business;
(ix)    with any shareholder, member, director or officer of any member of the Company Group (other than an employment agreement or the Stockholders’ Agreement);
(x)    with any Governmental Authority; or
(xi)    any outstanding written commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.14(a).
(b)    Except as set forth in Schedule 2.14(b), each Contract that is listed in Schedule 2.14(b) (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. No member of the Company Group or, to the Knowledge of the Company, any other party to any Material Contract, is in breach of, or in default under, such Material Contract, except for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the transactions contemplated hereby, in each case, except where such termination, cancellation or assertion would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.15    Insurance
(a)    Schedule 2.15(a) contains a true and complete list, as of the date hereof, of all material policies of insurance in force as of the date hereof with respect to the insurance of the properties and Liabilities of the Company Group. As of the date hereof, such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.
(b)    With respect to each policy of insurance listed on Schedule 2.15(a), as of the date hereof, (i) no member of the Company Group has received any written notice that such policy has been or shall be canceled or terminated and (ii) except as set forth on Schedule 2.15(b), no such policy will terminate or lapse by reason of the transactions contemplated by this Agreement, in each case, except where such non-payment, cancellation, termination or non-renewal would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.15(b), with respect to such policies, from January 1, 2015 until the date of this Agreement, there have not been any claim(s) brought by any member of the Company Group in which the applicable insurer has denied coverage in writing.
Section 2.16    Environmental Matters
Except as set forth on Schedule 2.16: (a) the Company Group has obtained all Permits required by Environmental Laws for the operation of the Business (collectively, “Environmental Permits”), except where the failure to obtain such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect; (b) each member of the Company Group is in compliance with all applicable Environmental Laws and Environmental Permits, except for noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect; and (c) there are no Proceedings pending or, to the Knowledge of the Company, threatened, in writing against any member of the Company Group alleging the violation of or noncompliance with any applicable Environmental Laws that would, individually or in the aggregate, have a Material Adverse Effect.
Section 2.17    Title to Assets
Except as set forth on Schedule 2.17, the Company Group has good and valid title to, or a valid leasehold interest in, all of the properties and assets that are shown as owned or reflected as leased on the Interim Financial Statements and assets acquired by the Company Group after the date of the Interim Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 2.18    Related Party Transactions
Except as set forth on Schedule 2.18, no member of the Company Group, their respective Affiliates or any Stockholder, nor any current director or officer of the Company Group, (a) has or during the last fiscal year has had any direct or indirect interest (i) in, or is or during the last fiscal year was a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company Group, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset or right that is owned or used by the Company Group in the conduct of its business or (b) is, or during the last fiscal year has been, a party to any agreement or transaction with the Company or its Subsidiaries.
Section 2.19    Loans
Schedule 2.19 sets forth a true, correct and complete list of each Loan as of July 21, 2015, the outstanding principal balance thereunder, the name of the Obligor and the final maturity date of such Loan.
Section 2.20    Brokers and Finders
Except as set forth on Schedule 2.20, no member of the Company Group has employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which either Purchaser or any member of the Company Group will have Liability following the Closing.
Section 2.21    State Takeover Statutes
The Company and each other member of the Company Group have taken all action required by each of them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover Laws of the State of Delaware.
Section 2.22    Anti-Money Laundering, OFAC and Customer Information
Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect,
(a)    no facts or circumstances exist which would cause the Company or any other member of the Company Group to be deemed: (i) to be operating in violation of the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder;

(b)    no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Company or any member of the Company Group to undertake any material remedial action; and
(c)    the Company and each other member of the Company Group has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and the Company and each other member of the Company Group have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
Section 2.23    No Additional Representations
NEITHER THE COMPANY NOR ANY OF THEIR AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP AND INCLUDING THE ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE COMPANY GROUP SHALL BE “AS IS” AND “WHERE IS.”
THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES (INCLUDING ANY OTHER MEMBER OF THE COMPANY GROUP) OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II, THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE MEMBERS OF THE COMPANY GROUP), HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES (INCLUDING ANY OTHER MEMBER OF THE COMPANY GROUP)). NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY GROUP.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company and Stockholders, as of the date hereof, as set forth below:
Section 3.1    Incorporation and Authority of Purchaser
Purchaser and Merger Sub are each duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby. Each of Purchaser and Merger Sub have all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to have such power and authority would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby. Each of Purchaser and Merger Sub is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby.
Section 3.2    Authority; Execution and Delivery; Enforceability
Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Merger Sub of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and upon its execution and delivery each of the Related Documents to which either Purchaser or Merger Sub will be a party will be, duly and validly executed and delivered by such Person. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Person will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Company will be a party have been duly authorized, executed and delivered by the Company, a valid and binding obligation of Purchaser and/or Merger Sub, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).
Section 3.3    No Conflict; Consents

(a)    The execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub, and the consummation by such Person of the transactions contemplated hereby, will not, (i) violate any provision of the charter, certificate of incorporation or by-laws (or other comparable governing documents) of such Person, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which such Person is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.4(b), and/or Section 3.3(b), violate any Law applicable to such Person or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby.
(b)    Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub, and the consummation by such Person of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) compliance with all applicable Antitrust Laws, (ii) as may be required as a result of any facts or circumstances related to Stockholders or any member of the Company Group and (iii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby.
(c)    Neither Purchaser or Merger Sub, nor any of their respective Affiliates, owns interests in any Person or is aware of any facts or circumstances (including any possible other transaction pending or under consideration by Purchaser, Merger Sub or any of their respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of Purchaser and Merger Sub to obtain the consents, authorizations, orders or approvals set forth on Schedule 2.4(b) and/or Schedule 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to (A) prevent or materially impair or delay the consummation of the transactions contemplated hereby or (B) impose a condition or conditions that could, individually or in the aggregate, have a Material Adverse Effect.
Section 3.4    Litigation
There are no Proceedings pending or threatened, in writing, by or against or affecting Purchaser, Merger Sub or any of their respective Affiliates, and there are no orders, writs, judgments, injunctions, decrees or awards by which Purchaser, Merger Sub or any of their respective Affiliates, or any of their respective assets or properties, are bound, in either case that could prevent or materially impair or delay Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated hereby.
Section 3.5    RESERVED

Section 3.6    Brokers and Finders
Except as set forth on Schedule 3.6, as of the date hereof, neither Purchaser nor any of its Affiliates (including Merger Sub) has employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.
Section 3.7    Investment Intent
Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Purchaser qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
Section 3.8    Purchaser’s Business Investigation; Disclaimer Regarding Projections
(a)    Purchaser has conducted such investigation of the Company Group as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Purchaser has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedules hereto, or included in the electronic data room maintained in respect of the transactions contemplated hereby, and is familiar with the content thereof. Purchaser acknowledges that it has been given access to and has visited and examined the properties and assets of the Company Group and is familiar with the condition thereof. For the purpose of conducting these investigations, Purchaser has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Purchaser is relying upon the advice and opinion offered by its own Representatives. None of the Company or any of its Affiliates or Representatives shall have, or be subject to, any Liability to Purchaser or any other Person resulting from Purchaser’s use of any such information, including any information, documents or material made available to Purchaser and its representatives in any “data rooms” (virtual or otherwise), management presentations or in any other form in expectation of the transactions contemplated hereby.
(b)    Except as and to the limited extent expressly set forth in ARTICLE II, Purchaser acknowledges and agrees that neither the Company nor any other Person is making or has made, and that none of them shall have Liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to any member of the Company Group, including as to (i) merchantability or fitness for any particular use or purpose, (ii)

the operation of the Company’s business by Purchaser after the Closing in any manner, or (iii) the probable success or profitability of the Company’s business after the Closing, and Purchaser (on behalf of itself and its Affiliates) specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.
(c)    In connection with Purchaser’s investigation of the Company Group and its business, Purchaser has received from the Company and their respective Affiliates and Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or the Business. Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Purchaser shall have no claim against anyone with respect to any of the foregoing. Accordingly, Purchaser acknowledges that neither the Company nor any of its Affiliates or Representatives nor any other Person has made any representation or warranty with respect to such projections and other forecasts and plans.
ARTICLE IV
CERTAIN COVENANTS
Section 4.1    Conduct of Business Prior to the Closing
(a)    Except (i) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth on Schedule 4.1(a), (iii) as otherwise contemplated or permitted by the terms of this Agreement or (iv) as required by Law or any Contract that has been made available to Purchaser, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of the other members of the Company Group to, conduct its business in the ordinary course in substantially the same manner as currently conducted.
(b)    Without limiting the generality of Section 4.1(a), from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (w) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth on Schedule 4.1(b), (y) as otherwise contemplated or permitted by the terms of this Agreement or (z) as required by Law or any Contract that has been made available to Purchaser, the Company shall not, and shall not permit any member of the Company Group to:
(i)    declare or pay a dividend on, or make any other distribution in respect of, the Shares;
(ii)    transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity interests of any member of the Company Group;

(iii)    effect any recapitalization, reclassification, stock split or like change in the capitalization of any member of the Company Group;
(iv)    (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than the Warehouse Debt), issue or sell any debt securities or warrants or other rights to acquire any debt securities of any member of the Company Group, guarantee any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to any other Person (other than (x) Loans made in the ordinary course of business, (y) transactions between a member of the Company Group, on the one hand, and a Stockholder, on the other hand, in the ordinary course of business and (z) loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group);
(v)    amend the governing documents of any member of the Company Group;
(vi)    grant any material Encumbrance on any property or assets (whether tangible or intangible) of any member of the Company Group having a fair market value in excess of $100,000, other than (A) Permitted Encumbrances and (B) Encumbrances granted in the ordinary course of business;
(vii)    (A) adopt, enter into, terminate or amend any Benefit Plan, other than in the ordinary course of business or as may be required by applicable Law, (B) except as required pursuant to any Benefit Plan, (1) materially increase the compensation or fringe benefits of, or pay any material bonus to, any director or executive officer of any member of the Company Group, (2) pay any material benefit to any director or executive officer of any member of the Company Group not provided for under any Benefit Plan (other than customary director fees and expenses) or (3) fund or secure the payment of material compensation or benefits under any Benefit Plan other than in the ordinary course of business;
(viii)    change the methods, principles or practices of accounting of any member of the Company Group in any manner that would have a material and adverse impact on the Company Group, except as required by Law, any Governmental Authority or changes in GAAP;
(ix)    make any Tax election or settle or compromise any material Tax Liability of any member of the Company Group if such election, settlement or compromise would have the effect of increasing the Tax Liability of any member of the Company Group for any period ending after the Closing Date;
(x)    transfer, sell or otherwise dispose of, or lease or exclusively license, any property or assets of any member of the Company Group for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of

$100,000 or (B) in the aggregate is in excess of $500,000, in each case, other than in the ordinary course of business;
(xi)    purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets of any member of the Company Group for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of $100,000 or (B) in the aggregate is in excess of $500,000, in each case, other than in the ordinary course of business;
(xii)    enter into, renew, modify or revise any Contract with any officer, director or employee of any member of the Company Group, other than in the ordinary course of business; or
(xiii)    authorize any of, or commit or agree to take any of, the foregoing actions.
Section 4.2    Efforts to Consummate
(a)    Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur and to cause the conditions set forth in ARTICLE VI to be satisfied, including (i) defending against any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided, however, that (A) no party shall be required to waive any of the conditions set forth in ARTICLE VI and (B) no member of the Company Group shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.
(b)    In furtherance and not in limitation of the foregoing, each of the Company and Purchaser shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and to comply as promptly as practicable with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Laws (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), including the following:
(i)    filing, or causing to be filed, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

(ii)    providing for review and approval, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, all necessary applications and filings in connection with the Required Actions, each of which shall contain complete information and all materials required by the applicable Governmental Authority; providing all comments on the applications and filings required in connection with the Required Actions within five Business Days after receiving such applications and filings; and promptly filing such applications and filings with the appropriate Governmental Authority after making such changes required by such comments within three Business Days after receiving such comments;
(iii)    obtaining any consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by the Company, Purchaser or any of their respective Affiliates in connection with the transactions contemplated by this Agreement;
(iv)    securing clearance under all applicable Antitrust Laws (including the expiration or termination of any applicable waiting period under the HSR Act); provided, further, that Purchaser shall take all actions necessary to ensure that no Governmental Authority (A) with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement fails to do so or (B) enters any decision, order, decree, ruling or injunction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including agreeing to any structural or conduct relief with respect to the assets of Purchaser or any of its Affiliates or of the Company Group (including, with respect to clauses (A) and (B), executing and consummating agreements, and submitting to judicial or administrative orders, to hold separate and divest any such assets), or at the request of Stockholders’ Representative, litigating any such matter;
provided, however, that nothing in this Section 4.2(b) shall require any member of the Company Group to make any monetary expenditure, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise) to any third Person.
(c)    Each of the Company and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions, or any other Laws. The Company and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and other Governmental Authorities (to the extent permitted by applicable Law), and shall comply as promptly as practicable with any such inquiry or request. Each of the Company and Purchaser agrees to instruct its respective counsel to cooperate with each other and use their respective best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, the Required Actions and any other applicable Laws at the earliest practicable dates. Said best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable

Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client, work-product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions and any other applicable Laws, and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority or other Person. None of the Company or Purchaser or any of their respective Affiliates or Representatives shall independently contact any Governmental Authority or participate in any meeting or discussion (or any other communication by any means) with any Governmental Authority in respect of any such filings, applications, investigations or other inquiries without giving, in the case of Purchaser and its Affiliates, Stockholders’ Representative, and in the case of the Company and their Affiliates, Purchaser, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Authority, the opportunity to review and comment on the contents of any communications (oral or otherwise) expected to be made at the meeting or discussion, and, to the extent permitted by the relevant Government Authority, the opportunity to attend and participate at the meeting or discussion; provided, however, that neither Party shall be required to comply with the foregoing where such compliance would be contrary to applicable Law. Purchaser shall pay for all costs and expenses incurred by the Company or any of its Affiliates (including any Stockholder and any other member of the Company Group) to comply with this Section 4.2(c), including any filing fees under the HSR Act or with respect to the Required Actions.
(d)    During the period from the date hereof and continuing until the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE VIII in accordance with its terms, except with the prior written consent of Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates shall not do anything, including entering into any transaction (or making any antitrust or competition Law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or approvals required under the HSR Act, the Required Actions or other applicable Laws.
Section 4.3    Access to Information; Other Contacts
From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other members of the Company Group to, afford to Purchaser and its Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, Tax Returns and records of the Company Group, and, during such period, shall furnish as promptly as practicable to Purchaser any information concerning the Company Group as Purchaser may reasonably request; provided, however, that (i) such access does not unreasonably disrupt the normal operations of the Company Group and (ii) neither the Company nor any other member of the Company Group is under any obligation to disclose to Purchaser or its Representatives any information the disclosure of which is restricted by Contract or applicable Law or would result in the waiver of any attorney-client, work-product or other applicable privilege; provided, further, that Stockholders’ Representative may designate certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 4.3 shall remain subject in all respects to the Confidentiality Agreement.
Section 4.4    Confidentiality
Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 19, 2015 between Purchaser and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 4.4 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.
Section 4.5    Publicity
The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. No party shall, and no party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser or Stockholders’ Representative, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.
Section 4.6    No Solicitation
If this Agreement is terminated prior to Closing, Purchaser will not, for a period of two years thereafter, without the prior written consent of Stockholders’ Representative, solicit (other than a solicitation by general advertisement) any Person who is an officer, manager or key employee of any member of the Company Group, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with any member of the Company Group. Purchaser agrees that any remedy at law for any breach by Purchaser of this Section 4.6 would be inadequate, and that the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on Purchaser is too onerous and is not necessary for the protection of the Company Group, Purchaser agrees that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Company Group.
Section 4.7    RESERVED
Section 4.8    RESERVED

Section 4.9    Directors’ and Officers’ Indemnification and Insurance
(a)    From and after the Closing, Purchaser shall, and shall cause each of the members of the Company Group to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer or director (or a Person serving in a similar capacity) of any member of the Company Group (the “D&O Indemnified Parties”) against any and all Losses arising out of or relating to any threatened or actual Proceeding based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was an officer or director (or a Person serving in a similar capacity) of any member of the Company Group whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, at or after, the Closing Date (the “D&O Indemnified Liabilities”), in each case to the full extent a corporation is permitted under applicable Law to indemnify its own officers or directors (and Purchaser shall, or shall cause each of the members of the Company Group to, pay expenses in advance (in accordance with applicable Law and an appropriate undertaking to reimburse such advancement if such expenses are determine not to be indemnifiable) of the final disposition of any such Proceeding to each D&O Indemnified Party). Without limiting the foregoing, in the event any such Proceeding is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Purchaser, and Purchaser shall, or shall cause the Company Group to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) Purchaser and the Company Group will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither Purchaser nor any member of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed). Any D&O Indemnified Party wishing to claim indemnification under this Section 4.9 shall notify Purchaser upon learning of any such Proceeding (but the failure to so notify shall not relieve a Person from any Liability which it may have under this Section 4.9 except to the extent such Person is materially prejudiced by such failure). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any Proceeding, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.
(b)    On or prior to the Closing Date, the Company shall purchase a directors’ and officers’ “tail” policy, provided the premium for such policy does not exceed 300% of the current premium paid by the Company for the same coverage, and neither the Company nor the Purchaser shall terminate such policy without the prior written consent of Stockholders’ Representative.
(c)    Purchaser and the Company shall not, and shall not permit any member of the Company Group to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the certificate of incorporation, bylaws or any similar organizational documents or other written agreements of any member of the Company Group that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(d)    If Purchaser or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations of Purchaser or the Company, as applicable, set forth in this Section 4.9.
(e)    The provisions of this Section 4.9 are (i) intended to be for the benefit of, and will be enforceable by, the D&O Indemnified Parties, and each such Person’s heirs, legatees, Representatives, successors and assigns, and shall be binding on all successors and assigns of Purchaser and the Company and may not be terminated or amended in any manner adverse to such D&O Indemnified Parties without their prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Party may have by Contract or otherwise.
Section 4.10    Employee Benefits
(a)    From and after the Closing, Purchaser shall cause the Company to maintain and perform all obligations in connection with the Benefit Plans and other agreements set forth in Schedule 4.10(a) that have accrued or otherwise become vested, earned or due as a result of or prior to the Closing.
(b)    The parties acknowledge that the transactions contemplated under this Agreement shall not, by themselves, constitute a termination of employment of any employee of the Companies. Purchaser shall not be responsible for any severance or termination Liabilities related to the termination of employment of any such employee on or after the Closing Date; provided, however, such terminated employees shall be eligible for benefits under Purchaser’s termination and severance plan more particularly described on Schedule 4.10(b).
(c)    On or before the Effective Time, if requested by Purchaser with respect to a Benefit Plan, the Company shall terminate such Benefit Plan, including any 401(k) Plan, subject to compliance with applicable Law and the terms of the Benefit Plan. Purchaser agrees that in connection with its continuing employment of any employee of the Company, it shall take all reasonable action so that such employees shall be entitled to participate in Purchaser's 401(k) plan as soon as administratively practicable following the Effective Time.
Section 4.11    Notice of Prospective Breach
(a)    From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser shall promptly notify Stockholders’ Representative in writing of (i) any representation or warranty made by the Purchaser or Company in this Agreement being untrue or inaccurate or (ii) any failure of the Purchaser or Company or any other member of the Company Group to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case that could reasonably be expected to result in any condition to the obligations set forth in Section 6.1 or Section 6.3 of this Agreement not to be satisfied.

(b)    From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Stockholders’ Representative shall promptly notify Purchaser in writing of (i) any representation or warranty made by Purchaser or the Company in this Agreement being untrue or inaccurate or (ii) any failure of Purchaser or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case that could reasonably be expected to result in any condition to the obligations set forth in Section 6.1 or Section 6.2 of this Agreement not to be satisfied.
Section 4.12    No Solicitation
The Company agrees that, except as expressly permitted by this Section 4.12, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, neither it nor any member of the Company Group nor any of their officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and the Company Group’s Representatives not to, directly or indirectly: (i) take any action to solicit, initiate or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Purchaser) any information or data with respect to the Company or the Company Group or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause the Company Group and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 4.12 shall preclude the Company or the Company Group or each of their Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any person with respect to a potential Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” means any bona fide proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, business combination or similar transaction involving the Company or a member of the Company Group, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or a member of the Company Group representing 10% or more of the consolidated assets of the Company, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or a member of the Company Group, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.
Section 4.13    Supplemental Information
At any time, and from time to time, prior to the Closing, the Company may (but shall not be obligated to) supplement or amend the Disclosure Schedules with respect to any fact, matter or circumstance arising or occurring after the date hereof, which the Company learns of and disclosure of which is required to make any representation or warranty set forth in ARTICLE II accurate as of the date such supplement or amendment is made. The parties hereto agree that the furnishing of such corrected and supplemental information pursuant to this Section 4.13 shall be deemed to amend the Disclosure Schedules for all purposes hereunder, but not for the purposes of ARTICLE VI unless otherwise agreed by Purchaser at the time of such update or supplement.
ARTICLE V
TAX MATTERS
Section 5.1    Tax Returns; Refunds
(a)    Purchaser shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed after the Closing Date with respect to any member of the Company Group. All Tax Returns prepared by Purchaser with respect to the Pre-2015 Tax Period or the Straddle Period shall be prepared on a basis consistent with past practice and prior Tax reporting positions (except as otherwise required by applicable Law), and Purchaser shall provide Stockholders’ Representative, at least 45 calendar days prior to the applicable deadline for filing any such Tax Return, a copy of the Tax Return for Stockholders’ Representative’s review and comment. Purchaser shall take all reasonable comments provided by Stockholders’ Representative to such Tax Returns. Purchaser shall pay or cause the applicable member of the Company Group to pay any Taxes due with respect to any Tax Return required to be prepared or filed by it under this Section 5.1(a) hereof; provided, that, (i) Purchaser shall notify Stockholders’ Representative in writing of the amount of any Taxes due in connection with the filing of such Tax Return that are the responsibility of the Stockholders under this Agreement at least five Business Days prior to the due date of such Tax Return and (ii) at least three Business Days prior to the due date of such Tax Return, the Stockholders shall pay to Purchaser (or the applicable member of the Company Group) the amount specified in such notice.
(b)    Any Tax refunds that are received by Purchaser or any member of the Company Group, and any amounts credited against Tax to which Purchaser or any member of the Company Group become entitled, that relate to Tax periods or portions thereof ending on or before December 31, 2014, shall be for the account of the Stockholders, and Purchaser shall pay over to the Stockholders any such refund or the amount of any such credit within 10 days after receipt thereof or entitlement thereto.
Section 5.2    Transaction Taxes
Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transaction Taxes”) shall be borne 100% by the Purchaser; provided, however, that any such Transaction Taxes imposed on or payable by a Stockholder shall be borne 100% by the respective Stockholder. All necessary Tax Returns with respect to all such Transaction Taxes shall be filed by the Person responsible for such Transaction Taxes.

Section 5.3    Cooperation; Records Retention
(a)    The Stockholders’ Representative, Company and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.
(b)    Purchaser shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Company Group until the expiration of the later of (i) the seventh anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, Purchaser shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to Stockholders’ Representative of such pending destruction or disposal and offering Stockholders’ Representative the right to copy such documents and information. Purchaser shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if Stockholders’ Representative fails to request copies thereof within 90 days after receipt of the notice described in this Section 5.3.
Section 5.4    Straddle Period
For purposes of this ARTICLE V, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of the Company Group for the Pre-2015 Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-2015 Tax Period shall be determined based on an interim closing of the books as of the close of business on December 31, 2014. The amount of any Taxes of the Company Group for a Straddle Period to be attributed to the Pre-2015 Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on December 31, 2014, and the denominator of which is the number of days in such Straddle Period.
Section 5.5    Conduct After Closing
Without the prior consent of Stockholders’ Representative (which consent shall not be unreasonably withheld, denied or delayed), Purchaser shall not, and shall not permit its Affiliates to, take any action on or after the Closing Date that could reasonably be expected to affect the Tax Liability of the Stockholders or any of their Affiliates (including the members of the Company Group) for any taxable year or period (or portion thereof) ending on or prior to December 31, 2014. Without limiting the foregoing, Purchaser shall not, and shall not permit its Affiliates to, carry any losses or other Tax attributes arising after December 31, 2014 to any taxable year or period (or portion thereof) ending on or prior to December 31, 2014. Purchaser shall not file or cause or permit any member of the Company Group to file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to December 31, 2014, make any Tax election or effect any change in Tax accounting method affecting any such period or carry back any loss carryovers or other Tax attribute from a period ending after December 31, 2014 to a period ending on or before December 31, 2014. Neither Purchaser, any member of the Company Group, nor any of their Affiliates shall make any election under Section 338 of the Internal Revenue Code (or any similar state or local provision) with respect to the transactions contemplated by this Agreement. Purchaser shall not take any action with respect to the Company Group subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-11.
Section 5.6    Closing of Company’s Tax Year
Purchaser shall structure its effecting of the Merger to cause the Company Group’s Tax year to end as of the Closing Date for U.S. federal income Tax purposes and shall elect to end any Tax year for which such an election is available.
ARTICLE VI
CONDITIONS TO THE CLOSING
Section 6.1    Conditions to Each Party’s Obligations
The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or written waiver by Purchaser and Stockholders’ Representative (to the extent such conditions can be waived), at or prior to the Closing, of each of the conditions set forth below:
(a)    HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.
(b)    No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
Section 6.2    Conditions to Obligations of the Company
The obligations of the Company to effect the Merger are subject to the satisfaction or written waiver by Stockholders’ Representative (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties of Purchaser and Merger Sub. (i) The representations and warranties of Purchaser and Merger Sub set forth in Section 3.1 (Incorporation and Authority) and Section 3.2 (Authority; Execution and Delivery; Enforceability) of this Agreement shall be true and correct in all respects at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified) and (ii) all other representations and warranties of Purchaser and Merger Sub set forth in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”) at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair the ability of Purchaser and Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated hereby.
(b)    Performance of Obligations of Purchaser. Purchaser and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser and Merger Sub at or prior to the Closing.
(c)    Officer’s Certificate. Purchaser shall have delivered to Stockholders’ Representative a certificate dated as of the Closing Date, signed by a duly authorized officer of Purchaser, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3    Conditions to Obligations of Purchaser and Merger Sub
The obligations of Purchaser and Merger Sub to effect the Merger will be subject to the satisfaction or written waiver by Purchaser (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 2.1 (Organization; Standing; Qualification and Power) and Section 2.2 (Authority; Execution and Delivery; Enforceability) of this Agreement shall be true and correct in all respects at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified) and (ii) all other representations and warranties of the Company set forth in ARTICLE II of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
(c)    Officer’s Certificate. The Company shall have delivered to Purchaser a certificate dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4    Frustration of Closing ConditionsNeither the Company nor Purchaser may rely, either as a basis for not effecting the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all the requisite efforts required to consummate the transactions contemplated hereby, as required by and subject to Section 4.2 and any other applicable provisions of this Agreement.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival
The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Section 7.2 or Section 7.3, shall survive the Closing solely for purposes of this ARTICLE VII and shall terminate on the first anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that the representations and warranties set forth in Sections Section 2.2, Section 2.3, 2.4(a)(i), 2.11(e), 2.11(m), 2.20, Section 3.2 and Section 3.6 (the “Fundamental Representations”) shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations in this ARTICLE VII to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, on the Survival Date and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to a Fundamental Representation or with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.6 to the Indemnifying Party.
Section 7.2    Indemnification by Purchaser
Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.1, 7.4, 7.5 and 7.6), from and after the Closing, Purchaser and the Company Group shall, jointly and severally, indemnify Stockholders and their Affiliates and their respective officers, directors, employees, successors and assigns (the “Stockholder Indemnified Parties”) against, and hold the Stockholder Indemnified Parties harmless from, all Losses actually incurred by any of the Stockholder Indemnified Parties to the extent arising out of:
(a)    any inaccuracy or breach by Purchaser or Merger Sub of any representation or warranty made by such Person in ARTICLE III of this Agreement;
(b)    any failure by Purchaser or any of its Affiliates (including Merger Sub) to perform or comply with any covenant or agreement in this Agreement;

(c)    any breach of any post-closing covenant or agreement in this Agreement by any member of the Company Group; and
(d)    any claim or cause of action by any Person arising after the Closing against any Stockholder Indemnified Party with respect to the operations of the Company or any of its Subsidiaries after the Closing.
Section 7.3    Indemnification by Stockholders
Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.1, 7.4, 7.5 and 7.6), from and after the Closing, Stockholders shall indemnify Purchaser and its Affiliates and its and their respective officers, directors, employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from, all Losses actually incurred by any of the Purchaser Indemnified Parties to the extent arising out of:
(a)    any inaccuracy of or breach by the Company of any representation or warranty made by the Company in ARTICLE II of this Agreement;
(b)    any breach of any post-closing covenant or agreement in this Agreement by the Stockholders’ Representative; and
(c)    any Taxes attributable to a Pre-2015 Tax Period.

Section 7.4    Limitations on Indemnification
(a)    Notwithstanding anything to the contrary set forth in this Agreement:
(i)    except for Losses resulting from a breach of a Fundamental Representation or for which the Purchaser Indemnified Parties may claim under Section 7.3(c), the maximum aggregate amount of indemnifiable Losses that may be recovered from Stockholders by the Purchaser Indemnified Parties pursuant to Section 7.3 shall be $7,500,000 (the “Indemnity Cap”);
(ii)    except for Losses resulting from a breach of a Fundamental Representation or for which the Purchaser Indemnified Parties may claim under Section 7.3(c), Stockholders shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 7.3 unless and until the aggregate amount of indemnifiable Losses that may be recovered from Stockholders equals or exceeds $500,000 (the “Basket Amount”), in which case Stockholders shall be liable only for the Losses in excess of the Basket Amount;
(iii)    no Purchaser Indemnified Party shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement (whether under this ARTICLE VII or otherwise) against any Stockholder or any Stockholder’s Affiliates with respect to any Loss, cause of action or other claim to the extent (A)  such Loss, cause of action or claim results from actions taken by a Purchaser Indemnified Party outside the ordinary course of business, or (B) the Purchaser Indemnified Party failed to give timely notice of such Loss, cause of action or claim, to the extent any Stockholder is actually prejudiced thereby, or (C) such Loss, cause of action or claim is primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates, or (D) such party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such Loss, cause of action or claim is asserted or payable;
(iv)    no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Stockholder Indemnified Parties in the event of a Stockholder Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;
(v)    no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been included in the calculation of the Gross Common Payment and which was paid at the Closing; and
(vi)    no party shall be liable for any consequential damages (including loss of revenue, income or profits, loss in value of assets or securities, diminution in value), punitive, speculative, treble, remote, special, incidental or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement.
For the avoidance of doubt, Stockholders’ Representative, the Company, Purchaser and Merger Sub acknowledge and agree that the Indemnity Cap and Basket Amount shall not apply to any Losses for which the Purchaser Indemnified Parties may recover with respect to the Fundamental Representations (as applicable to Company) or Section 7.3(c) of this Agreement.
(b)    Each party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.
(c)    Purchaser acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, Purchaser hereby waives on its own behalf and on behalf of the Purchaser Indemnified Parties (including the members of the Company Group following the Closing) to the fullest extent permitted under Law, any and all claims it may have against any Stockholder or any Stockholder’s Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VII. The rights and claims waived by Purchaser, on behalf of itself and Purchaser Indemnified Parties (including the members of the Company Group following the Closing), include claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.
Section 7.5    Computation of Indemnity Payments
(a)    The amount payable under this ARTICLE VII in respect of any Loss shall be calculated net of (A) any Tax Benefit actually realized by the Indemnified Party as of the time of payment or realizable at any time thereafter on account of the event giving rise to such payment, (B) any related reserves set forth in the Financial Statements and (C) any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof; provided, in each case, that the Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to obtain such Tax Benefits and insurance (and other) recoveries and provided, further, that the Purchaser Indemnified Parties shall have no right to assert any claims under this ARTICLE VII with respect to any matters that would have been covered by insurance had Purchaser maintained for the benefit of the members of the Company Group, as applicable (or caused the members of the Company Group, as applicable, to maintain) the same insurance coverage following the Closing that was in effect for the members of the Company Group immediately prior to the Closing. If any Indemnified Party receives a Tax Benefit at any time after an indemnification payment is made to it under this ARTICLE VII, then the Indemnified Party shall promptly pay to the applicable Indemnifying Party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. As used in this Section 7.5, “Tax Benefit” shall include any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid due to a deduction, credit or other Tax benefit or allowance arising by reason of the event giving rise to a claim under this ARTICLE VII. In computing the amount of any Tax Benefit pursuant to this Section 7.5, the Indemnified Party shall be deemed to recognize any items of loss, deduction or credit as a result of such indemnified Loss before recognizing any other items of loss, deduction or credit.
(b)    In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss or indemnified Tax, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnified Party) shall be made promptly to the applicable Indemnifying Party. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses or Taxes indemnified by such party.
Section 7.6    Procedures for Indemnification
(a)    Any Person making a claim for indemnification under this ARTICLE VII is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party

Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) Purchaser, if the Third Party Claim arises under Section 7.2 and (ii) Stockholders’ Representative, if the Third Party Claim arises under Section 7.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.
(b)    Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VII). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith, and upon advice of counsel, that an actual conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder.
(c)    Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief (i) consists solely of money damages (all of which the Indemnifying Party shall pay) and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto; provided, however, that if the Indemnified Party fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise.
(d)    In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not, within 10 Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third Party Claim, or fails to defend or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party.
(e)    The Indemnified Party shall provide written notice of claim that is not a Third Party Claim to: (i) Purchaser, if such claim arises under Section 7.2 and (ii) Stockholders’ Representative, if such claim arises under Section 7.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.
(f)    Subject to this ARTICLE VII, after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 7.2, Purchaser shall pay or cause to be paid all sums due and owing to the Stockholder Indemnified Party in immediately available funds to an account specified by the Stockholder Indemnified Party and (ii) if the claim for indemnification was brought pursuant to Section 7.3, Purchaser and Stockholders’ Representative shall cause the Escrow Agent to promptly pay to Purchaser (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by Purchaser to the Escrow Agent), from the Escrow Funds, any sums due and owing in accordance with this ARTICLE VII. Any balance remaining in the Escrow Fund, net of any outstanding, unresolved claims brought pursuant to Section 7.3 shall automatically transfer to Stockholders’ Representative (for the benefit of the Stockholders) and such funds shall be released and distributed to Stockholders’ Representative or its designee (for the benefit of the Stockholders) after the Survival Date. Any amounts not disbursed with respect to unresolved claims brought pursuant to Section 7.3 by the Purchaser Indemnified Parties against Stockholders the next day after the Survival Date shall be disbursed by the Escrow Agent promptly after the unresolved indemnification claims to which they relate are finally resolved in accordance with this ARTICLE VII. Notwithstanding anything to the contrary contained herein, in no event shall any Stockholder have any Liabilities under this Agreement (including under this ARTICLE VII) and the sole remedy of the Purchaser Indemnified Parties against the Stockholders shall be recovery against the Escrow Funds, if any.
Section 7.7    Characterization of Indemnification Payments
Unless otherwise required by Law, all payments made pursuant to this ARTICLE VII shall be treated for all Tax purposes as adjustments to the Gross Common Payment.
ARTICLE VIII
TERMINATION
Section 8.1    Termination

This Agreement may be terminated and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing:
(a)    by the mutual written consent of Stockholders’ Representative and Purchaser;
(b)    by Purchaser, upon written notice to Stockholders’ Representative and the Company, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Purchaser;
(c)    by Stockholders’ Representative, upon written notice to Purchaser, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Stockholders’ Representative;
(d)    by Stockholders’ Representative, upon written notice to Purchaser, if any applicable Governmental Authority notifies any of the parties that it intends not to grant any applicable consent set forth on Schedule 2.4(b) and/or Schedule 3.3(b);
(e)    by Purchaser or by Stockholders’ Representative, upon written notice to the other party, if the Closing has not occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to a party if the failure of such party to fulfill any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before such date; and
(f)    by Stockholders’ Representative, upon written notice to Purchaser, if (i) all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination) and (ii) Purchaser shall have failed to complete the Closing within two Business Days after the date on which the Closing should have occurred pursuant and subject to the provisions of Section 1.3 hereof.
Section 8.2    Effect of Termination
In the event of termination in accordance with Section 8.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto, except (a) for the provisions of this Section 8.2 and Sections 4.4, 4.5, 4.6, ARTICLE IX and any corresponding definitions set forth in ARTICLE X, each of which shall survive termination and (b) that nothing herein shall relieve any party from Liability for any Intentional Breach by such party of the terms and provisions hereof prior to such termination.

ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Expenses
Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.
Section 9.2    Notices
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to Purchaser or, following the Closing, the Company:
First Financial Bank, National Association
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Telephone: (513) 979-5773
Email:         shannon.kuhl@bankatfirst.com
Attention:     Shannon Kuhl, Chief Legal Officer
with a copy to:
Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attention:    Nathan L. Berger
Email:        nberger@fbtlaw.com
Facsimile:    (502) 581-1087

(ii)	if to Stockholders’ Representative or, prior to the Closing, the Company, to:
AG-OSF Holdings, LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue – 26th Floor
New York, NY 10167

Telephone: (212) 883-4167
Facsimile: (212) 599-2920
Email: hnataraj@angelogordon.com
Attn: Harish Nataraj

and

Oak Street Holdings Corporation
11350 N. Meridian St., Suite 600
Carmel, IN 46032
Telephone: (317) 428-3800
Facsimile: (317) 428-5000
Email: rdennen@oakstreetfunding.com
Attn: Richard S. Dennen

with a copy to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1000
Facsimile: (212) 872-1002
Email: ddurso@akingump.com
Attention: David D’Urso
Section 9.3    Severability
It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 9.4    Enforcement; Specific Performance
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 9.5    Entire Agreement
This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.
Section 9.6    Assignment
This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or the Company (including by operation of law in connection with a merger or consolidation of Purchaser) without the prior written consent of Purchaser and Stockholders’ Representative. Any attempted assignment in violation of this Section 9.6 shall be null and void.
Section 9.7    No Third-Party Beneficiaries
Except as set forth in Section 4.9, Section 9.12 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.
Section 9.8    Amendment
This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Stockholders’ Representative, Purchaser and the Company and otherwise as expressly set forth herein.
Section 9.9    Waiver
No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 9.10    Governing Law; Jurisdiction
(a)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of New York.
(b)    Each party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in any New York State or Federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby. Each party agrees not to commence any Proceeding relating thereto except in the courts described above in New York, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.
Section 9.11    Waiver of Jury Trial
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
Section 9.12    No Recourse
Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse hereunder, or under any documents or instruments delivered in connection herewith, shall be had against any of Stockholder’s, Purchaser’s, the Company’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than Stockholders, Purchaser, the Company or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any Stockholder, Purchaser, the Company or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such Liabilities or their creation; provided, however, nothing in this Section 9.12 shall relieve or otherwise limit the Liability of any Stockholder, Purchaser, the Company or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.
Section 9.13    Legal Representation
Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its Affiliates, that Akin Gump Strauss Hauer & Feld LLP may serve as counsel to the Stockholders and their Affiliates in connection with any Proceeding or obligation arising out of or relating to this Agreement, and each of the parties to this Agreement consents to such representation and waives any conflict of interest arising from such representation.
Section 9.14    Disclosure Schedules
The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on the face of the respective disclosure. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 9.15    Stockholders’ Representative
Each Stockholder has irrevocably constituted and appointed Stockholders’ Representative as its true and lawful agent and attorney-in-fact, with full power of substitution to perform the duties of Stockholders’ Representative under the terms of this Agreement and to act in such Stockholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Related Documents, and to act on such Stockholder’s behalf in any Proceeding involving this Agreement or any Related Document, and to do or refrain from doing all such further acts and things. The Stockholders’ Representative shall have all rights and powers set forth herein in addition to all the rights and powers it shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Related Documents, including the power:
(a)    to receive on behalf of, and to distribute (after (A) payment of any unpaid expenses and Liabilities chargeable to Stockholders or the Company Group prior to the Closing in connection with the transactions contemplated by this Agreement and the Related Documents and (B) payment of any expenses incurred by Stockholders’ Representative in its capacity as such, including the expenses of attorneys and accountants, to the extent the Expense Reserve Amount is exhausted), all amounts payable to such Stockholder under the terms of this Agreement and the Related Documents;
(b)    to do or refrain from doing any further act or deed on behalf of such Stockholder which Stockholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Related Documents, as fully and completely as such Stockholder could do if personally present;
(c)    to amend this Agreement on behalf of Stockholders; and
(d)    to replace itself as Stockholders’ Representative.
Section 9.16    Interpretation
The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.17    No Presumption Against Drafting Party
Purchaser and the Company each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 9.18    Execution of Agreement
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.
ARTICLE X
CERTAIN DEFINITIONS
Section 10.1    Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“Acquisition Proposal” has the meaning ascribed to such term in Section 4.12.
“Additional Amounts” means the Escrow Amount (or any released portion thereof), and the Expense Reserve Amount (or any released portion thereof).
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person; provided, that after the Closing (i) none of the members of the Company Group shall be considered an Affiliate of Stockholders or any of Stockholders’ Affiliates and (ii) none of Stockholders or any of their Affiliates shall be considered an Affiliate of any member of the Company Group.
“Aggregate Preferred Distribution Amount means the sum of the Preferred Share Preferences payable on all of the Preferred Shares.
“Agreement” has the meaning ascribed to such term in the Preamble.
“Annual Financial Statements” has the meaning ascribed to such term in Section 2.5(a).
“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Basket Amount” has the meaning ascribed to such term in Section 7.4(a)(ii).

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and each Compensatory Arrangement, profit-sharing, stock option, stock purchase, stock ownership, pension, retirement, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, whether formal or informal, oral or written, established, maintained or contributed to by any member of the Company Group under which any Company Employees or former Company Employees are entitled to benefits with respect to service as an employee of the Company Group or under which any member of the Company Group has any present or future Liability, excluding any plans, agreements and arrangements that are mandated by Law.
“Business” means the business of originating commercial loans to insurance agents and agencies, servicing third party loans and making secondary loan purchases, as engaged in by the Company and its Subsidiaries on the date hereof.
“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.
“Certificate of Merger” has the meaning ascribed to such term in Section 1.1(b).
“Closing” has the meaning ascribed to such term in Section 1.3.
“Closing Date” has the meaning ascribed to such term in Section 1.3.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Share” means a Share of the Common Stock.
“Common Share Closing Amount means an amount per Common Share obtained by dividing (x) the Gross Common Payment by (y) the Fully Diluted Number.
“Common Stock” has the meaning ascribed to such term in Section 2.3(a).
“Company” has the meaning ascribed to such term in the Preamble.
“Company Employee” means any employee of the Company Group.
“Company Group” means, collectively, the Company and each Company Subsidiary.
“Company Intellectual Property” has the meaning ascribed to such term in Section 2.13(a).
“Company Subsidiaries” means the Subsidiaries of the Company.
“Compensatory Arrangement” means any employment, severance, or similar agreement between any member of the Company Group and any Company Employee or former Company Employee, to which any current or former Company Employees is entitled to benefits.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 4.4.
“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the Company Group or any of its Affiliates.
“Control” means (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“D&O Indemnified Liabilities” has the meaning ascribed to such term in Section 4.9(a).
“D&O Indemnified Parties” has the meaning ascribed to such term in Section 4.9(a).
“DGCL” has the meaning ascribed to such term in the recitals.
“Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to ARTICLE II.
“Dissenting Shares” has the meaning ascribed to such term in Section 1.2(b).
“Dissenting Stockholder” has the meaning ascribed to such term in Section 1.2(b).
“Dollars” or “$” means U.S. dollars.
“Effective Time” has the meaning ascribed to such term in Section 1.1(b).
“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.
“Environmental Law” means any Law relating to the protection of human health (to the extent relating to human exposure to Hazardous Substances) or the environment that is applicable to the Company Group and enforceable and binding as of or prior to the date of this Agreement, and as amended prior to the Closing.
“Environmental Permit” has the meaning ascribed to such term in Section 2.16.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means an escrow agreement to be entered into on or prior to the Closing between Purchaser, Stockholders’ Representative and the Escrow Agent in the form of Exhibit B attached hereto.
“Escrow Amount” means $7,500,000.
“Escrow Funds” means the Escrow Amount deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Expense Reserve Amount” means an amount equal to $300,000.
“Financial Statements” has the meaning ascribed to such term in Section 2.5(a).
“Fully Diluted Number” means the number of all issued and outstanding Common Shares and Preferred Shares held by all Stockholders immediately prior to the Closing.
“Fundamental Representations” has the meaning ascribed to such term in Section 7.1.
“Funded Indebtedness” of any Person means, without duplication, the aggregate amount (including the current portions thereof) of: (i) all obligations of such Person for borrowed money (including outstanding letters of credit, solely to the extent drawn) and obligations issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any other obligation of such Person evidenced by notes, debentures, bonds or other similar instruments; (iii) all interest expense accrued but unpaid on or relating to obligations described in clauses (i) and (ii) above; (iv) all obligations under any lease or similar arrangement, which obligations are required to be classified and accounted for under GAAP as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP; (v) any fees, prepayment or redemption premiums or penalties, breakage costs, unpaid fees or expenses and other monetary obligations associated with the repayment of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. Funded Indebtedness shall not include any Warehouse Debt.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any United States federal or state government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality.
“Gross Common Payment” means an amount equal to (a) $110,000,000, minus (b) the amount of unpaid Transaction Expenses at the Closing in excess of $800,0000, minus (c) the Aggregate Preferred Distribution Amount.
“Hazardous Substance” means any hazardous or toxic substance, material or waste subject to regulation, investigation, control, or remediation under any Environmental Law.

“Holdback Amount” means the sum of the Escrow Amount and Expense Reserve Amount.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
“Indemnification Notice” has the meaning ascribed to such term in Section 7.6(a).
“Indemnified Party” has the meaning ascribed to such term in Section 7.6(a).
“Indemnifying Party” has the meaning ascribed to such term in Section 7.6(a).
“Indemnity Cap” has the meaning ascribed to such term in Section 7.4(a)(i).
“Intellectual Property” means: (i) trade names, trademarks, service marks, trade dress, and logos, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor; (iv) internet domain names and registrations therefor; (v) rights in proprietary computer software; (vi) proprietary and confidential know-how and trade secrets and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.
“Intellectual Property License” means a Contract pursuant to which any member of the Company Group has obtained the right to use any third party Intellectual Property.
“Intentional Breach” means a breach which has resulted from either (i) intentional fraud or (ii) a deliberate act or failure to act with actual Knowledge that the act or failure to act constituted or would result in a breach.
“Interim Financial Statements” has the meaning ascribed to such term in Section 2.5(a).
“Knowledge” means, when used with respect to the Company, the actual knowledge of Richard Dennen, Todd Gray and Alicia Chandler, none of whom shall have any personal Liability regarding such knowledge.
“Law” means any law, statute, ordinance, rule or regulation, enacted or promulgated by any Governmental Authority.
“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties.
“Loan” means an outstanding loan made by the Company and its Subsidiaries in connection with the Business.

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.
“Material Adverse Effect” means any event, change, occurrence or effect that (i) would have a material adverse effect on the Business and the financial condition or results of operations of the Company Group, taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the negotiation (including activities relating to due diligence), execution, delivery, announcement or pendency of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of Purchaser, (E) compliance with this Agreement, including any effect on the Company Group resulting from failure to take any action to which Purchaser refused consent under this Agreement or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company Group with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company Group has any relationship, (F) matters known to Purchaser, taking into account the financial condition, business and operations of the Company Group or (G) any failure by any member of the Company Group to meet any internal or external projections or forecasts; provided, that, (x) the effect of such changes described in clauses (A), (B), and (C), shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on the Company Group, taken as a whole, as compared to other companies in the industry in which Company Group operates, and (y) any such event, change, occurrence or effect that is cured before Closing shall not be a Material Adverse Effect.
“Material Contracts” has the meaning ascribed to such term in Section 2.14(b).
“Merger” has the meaning ascribed to such term in the recitals.
“Merger Sub” has the meaning ascribed to such term in the preamble.
“Obligor” means the Person obligated to make payments with respect to a Loan.
“Outside Date” means the date that is 90 days after the date hereof; provided, however, that Stockholders’ Representative may, in its sole discretion, by written notice to Purchaser, extend such date for up to an additional 30 days beyond such period.
“Payoff Letters” has the meaning ascribed to such term in Section 1.2(e)(v).
“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate Proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company Group for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate Proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company Group, taken as a whole.
“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).
“Per Share Holdback Percentage” means, (i) with respect to a Common Share, a fraction, the numerator of which is the amount paid for such Common Share pursuant to Section 1.2(a)(ii)(A)(x) without giving effect to clause (y) thereof and the denominator of which is the sum of the Gross Common Payment and the Aggregate Preferred Distribution Amount and (ii) with respect to a Preferred Share, a fraction, the numerator of which is the amount paid for such Preferred Share pursuant to Section 1.2(a)(iii)(A)(x) without giving effect to clause (y) thereof and the denominator of which is the sum of the Gross Common Payment and the Aggregate Preferred Distribution Amount. For the avoidance of doubt, the Per Share Holdback Percentage is intended to calculate the allocation of the deductions associated with the Holdback Amount among each Stockholder pro rata based on the actual proceeds received by such Stockholder.
“Pre-2015 Tax Period” means (i) any Tax period ending on or before December 31, 2014 and (ii) in the case of any Straddle Period, the portion of such period up to and including December 31, 2014.
“Preferred Share” means a Share of the Preferred Stock.
“Preferred Share Closing Amount” means an amount per Preferred Share equal to (i) the Common Share Closing Amount plus (ii) the Preferred Share Preference.
“Preferred Share Preference” means, with respect to each Preferred Share, the “Preference Amount” (as defined in the Certificate of Incorporation of the Company, as amended and in effect on the Closing Date) calculated as of the Closing.
“Preferred Stock” has the meaning ascribed to such term in Section 2.3(a).
“Proceeding” means any claim, action, suit, arbitration or proceeding before any Governmental Authority or arbitrator.

“Purchaser” has the meaning ascribed to such term in the Preamble.
“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 7.3.
“Qualified Benefit Plan” has the meaning ascribed to such term in Section 2.10(b).
“Real Property Lease” has the meaning ascribed to such term in Section 2.12(b).
“Related Documents” means the Certificate of Merger and the Escrow Agreement.
“Related Parties” and “Related Party” have the meanings ascribed to such terms in Section 9.12.
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.
“Required Actions” has the meaning ascribed to such term in Section 2.4(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Certificate” has the meaning ascribed to such term in Section 1.2(c).
“Shares” means the Common Shares and the Preferred Shares, collectively.
“Stockholder” means any Person that is a holder of any Shares.
“Stockholder Consent” means a written consent of the Stockholders, pursuant to which such Stockholders (in accordance with Section 228 of the DGCL) irrevocably consent to the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger).
“Stockholder Group” has the meaning ascribed to such term in Section 9.13.
“Stockholder Indemnified Parties” has the meaning ascribed to such term in Section 7.2.
“Stockholders’ Agreement” means the Company’s Stockholders’ Agreement, dated as of October 15, 2010, as amended.
“Stockholders’ Representative” has the meaning ascribed to such term in the Preamble.
“Straddle Period” means any Tax period that begins before but ends after December 31, 2014.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Survival Date” has the meaning ascribed to such term in Section 7.1.
“Surviving Company” has the meaning ascribed to such term in Section 1.1(a).
“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.
“Tax Authority” means any Governmental Authority or any foreign or domestic governmental body, or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” has the meaning ascribed to such term in Section 7.5(a).
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Third Party Claim” has the meaning ascribed to such term in Section 7.6(a).
“Transaction Expenses” means all unpaid fees, costs, charges, expenses and obligations that are incurred by or on behalf of Stockholders or any of its Affiliates (including, prior to the Closing, any member of the Company Group) in connection with or relating to the consummation of the transactions contemplated by this Agreement and the Related Documents. For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses and obligations (including expenses relating to the Financing) that are incurred (i) by Purchaser or any of its Affiliates, (ii) by any member of the Company Group in connection with the Financing or any other action or activity necessary for Purchaser to satisfy its obligations set forth herein or in any of the Related Documents or (iii) in connection with obtaining the consent of any Person required to be obtained in connection with the transactions contemplated by this Agreement and the Related Documents.
“Transaction Taxes” has the meaning ascribed to such term in Section 5.2.
“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Warehouse Debt” means all funded indebtedness under (i) that certain Credit and Security Agreement, dated July 28, 2006, by and among OSF Bridge 1, LLC, Oak Street Funding LLC, Autobahn Funding Company LLC and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as amended, (ii) that certain Credit Agreement, dated December 28, 2012, by and among Oak Street Lending, LLC and BMO Harris Bank, N.A., as amended, (iii) that certain Amended and Restated Credit Agreement, dated February 27, 2015, between Oak Street Funding LLC and BMO Harris Bank, N.A. and notes issued in connection therewith, in each case as amended and (iv) that certain Credit Agreement, dated September 5, 2014, between Oak Street Servicing, LLC and Lake City Bank and notes issued in connection therewith, in each case as amended.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Agreement and Plan of Merger as of the date first written above.
PURCHASER:
FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Claude E. Davis
Name: Claude E. Davis
Title: Chief Executive Officer

MERGER SUB:
OSF II CORPORATION

By:	/s/ Anthony M. Stollings
Name: Anthony M. Stollings
Title: President

110443044 v8

THE COMPANY:
OAK STREET HOLDINGS CORPORATION

By:	/s/ Richard S. Dennen
Name: Richard S. Dennen
Title: Chief Operating Officer

110443044 v8

STOCKHOLDERS’ REPRESENTATIVE:
AG-OSF HOLDINGS, LLC
BY: AG PRIVATE EQUITY ACQUISITION CORP., ITS MANAGER

By:	/s/ D. Forest Wolf
Name: D. Forest Wolf
Title: Vice President

110443044 v8

Exhibit A

Certificate of Merger

CERTIFICATE OF MERGER
OF
OSF II CORPORATION
WITH AND INTO
OAK STREET HOLDINGS CORPORATION
********
[], 2015
Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned corporation, Oak Street Holdings Corporation, a Delaware corporation (the “Company”), does hereby certify the following information relating to the merger (the “Merger”) of OSF II Corporation, a Delaware corporation, (“Merger Sub”) with and into the Company.
FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the Merger are:
(a)    OSF II Corporation, a Delaware corporation; and

(b)	Oak Street Holdings Corporation, a Delaware corporation.
SECOND: An Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”) by and among First Financial Bank, National Association, a national bank organized under the laws of the United States, OSF II Corporation, AG-OSF Holdings LLC, a limited liability company organized under the laws of the State of Delaware, and the Company has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.
THIRD: The name of the surviving corporation is Oak Street Holdings Corporation, a Delaware corporation (the “Surviving Corporation”).
FOURTH: The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).
FIFTH: The current certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.
SIXTH: The fully executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 11350 N. Meridian St., Suite 600, Carmel, IN 46032.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on the date first written above.

OAK STREET HOLDINGS CORPORATION

By:
Name:
Title:

4813-1400-8869.2

[Signature Page to Merger Certificate]

Exhibit B

Letter of Transmittal

LETTER OF TRANSMITTAL

Tendered Pursuant to the Agreement and Plan of Merger,
dated July 23, 2015

To Accompany Certificates Representing Shares of:

Common Stock
and
Preferred Stock
of
Oak Street Holdings Corporation, a Delaware corporation

Being Surrendered in Exchange for the applicable Aggregate Consideration (as described below)

By registered or certified mail, overnight delivery or hand:

OAK STREET HOLDINGS CORPORATION
11350 N. Meridian St., Suite 600
Carmel, IN 46032

Attention: Richard S. Dennen
Chief Executive Officer

Delivery of this Letter of Transmittal to an address other than that set forth above will not constitute a valid delivery.

This Letter of Transmittal is to be completed by each Stockholder (as defined below) of shares of Oak Street Holdings Corporation, a Delaware corporation (“Oak Street”), (i) common stock, par value $0.01 per share (the “Common Stock”), (ii) preferred stock, par value $0.01 per share (the “Preferred Stock”, and collectively with the Common Stock, “Oak Street Stock”).

Once this Letter of Transmittal, duly completed and manually signed by a Stockholder, together with the certificate(s) representing shares of Oak Street Stock, is received by Oak Street at the address set forth above, such Stockholder will receive the applicable Aggregate Consideration (as defined below) to which such Stockholder is entitled pursuant to the Merger Agreement (as defined below). In the event that a Stockholder has lost a certificate representing shares of Oak Street Stock, such Stockholder should obtain, complete and deliver to Oak Street at the address set forth above, an affidavit of lost stock certificate to receive the applicable Aggregate Consideration to which such Stockholder is entitled pursuant to the Merger Agreement.

As used in this Letter of Transmittal, the term “Stockholder” means any person in whose name shares of Oak Street Stock was registered on the books and records of Oak Street immediately prior to the Effective Time (as defined below), other than treasury shares or shares held by stockholders properly exercising appraisal rights. Each Stockholder must complete, sign and date this Letter of Transmittal to receive the applicable Aggregate Consideration to which such Stockholder is entitled pursuant to the Merger Agreement.

The Instructions included in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed and signed. If certificates representing shares of Oak Street Stock are registered in different names, a separate Letter of Transmittal must be submitted for each different registered owner. See Instruction 6.

PLEASE NOTE: ALL CERTIFICATES ARE HELD AT THE COMPANY. YOU DO NOT NEED TO ENCLOSE THEM WHEN RETURNING THIS LETTER OF TRANSMITTAL.

DESCRIPTION OF OAK STREET STOCK CERTIFICATE(S) SURRENDERED
Name and address of registered holder(s). If space below is blank, please fill in exactly as it appears on the certificate representing Oak Street Stock.	Certificate(s) Enclosed (Attach additional list, if necessary)
	Certificate Number(s)	Number/Type of Shares of Oak Street Stock Represented By Certificate(s)

Total Shares of Oak Street:

** NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY**

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Ladies and Gentlemen:

Pursuant to Section 1.2 of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2015, by and among (i) First Financial Bank, National Association, a national bank organized under the Laws of the United States (“Purchaser”), (ii) OSF II Corporation, a Delaware corporation (“Merger Sub”), (iii) AG-OSF Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (“Stockholders’ Representative”) and (iv) Oak Street Holdings Corporation, a Delaware corporation (“Oak Street”), which Merger Agreement was approved and adopted by the Board of Directors of Oak Street and the holders of shares of Oak Street Stock required to authorize the Merger Agreement and the Merger (as defined below) under Delaware Law, the undersigned hereby surrenders and transmits for exchange, on the terms and conditions of the Merger Agreement and this Letter of Transmittal, certificate(s) formerly representing outstanding shares of Oak Street Stock, as described below.

The merger of Merger Sub with and into Oak Street pursuant to the Merger Agreement, pursuant to which Oak Street became a wholly-owned subsidiary of Purchaser (the “Merger”) was effective on [____], 2015 (the “Effective Time”).

Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, automatically, and without any action on the part of Oak Street, Purchaser, Merger Sub or any Stockholder:
(i) each Share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) Shares held by Oak Street (whether as treasury stock or otherwise) (the “Excluded Shares”) or (b) Shares held by a Stockholder who becomes entitled to the payment of the fair value of such Shares pursuant to and in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “Dissenting Shares”)) was converted into the right to receive (A) the Common Share Closing Amount and (B) payment of the Per Share Amount with respect to any Additional Amount that is paid; and
(ii) each Share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) was converted into the right to receive (A) the Preferred Share Closing Amount and (B) payment of the Per Share Amount with respect to any Additional Amount that is paid.
The aggregate consideration to which a Stockholder is entitled pursuant to (i) and/or (ii) above is referred to herein as the “Aggregate Consideration.”
Upon receipt of this Letter of Transmittal, duly completed and executed by the undersigned, please mail, as instructed below, the applicable Aggregate Consideration to which the undersigned is entitled pursuant to the Merger Agreement. Except as otherwise indicated below under “Special Delivery Instructions,” the undersigned hereby requests that the applicable Aggregate Consideration to which the undersigned is entitled pursuant to the Merger Agreement be delivered to the name and address set forth above.

3

SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if the applicable Aggregate Consideration is to be issued in the name of the registered holder(s) but mailed to a location OTHER than the address of record.

Mail to (please print):

Name:__________________________________
Address:________________________________
________________________________
________________________________
(Include Zip Code)

This Letter of Transmittal, the certificate(s) representing shares of Oak Street and all accompanying evidences of authority must be received by Oak Street, in satisfactory form, in order to make an effective surrender of the certificate(s) representing shares of Oak Street Stock. All questions as to the validity, form and eligibility of any surrender of certificate(s) representing shares of Oak Street Stock hereunder will be determined by Oak Street, and such determination shall be final and binding.

The undersigned understands that the delivery of the applicable Aggregate Consideration to which the undersigned is entitled pursuant to the Merger Agreement will be made as promptly as practicable after surrender of the certificate(s) representing the shares of Oak Street Stock (together with a duly completed and executed Letter of Transmittal) to Oak Street has been made in acceptable form.

The undersigned will, upon request, execute and deliver any additional documents deemed by Oak Street to be necessary or desirable to complete the exchange. Any obligation of the undersigned hereunder shall be binding upon the successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

Appraisal Rights. Under Section 262 of the DGCL, the Stockholders who do not wish to accept the applicable Aggregate Consideration, payable pursuant to the Merger Agreement, have the right to seek appraisal of the “fair value” of their Shares in the Delaware Court of Chancery and to receive a payment equal to such appraised value. Such appraised value may be greater than, the same as, or less than the amount per Share net to the Stockholders in cash, without interest and less any applicable withholding taxes, that Stockholders are entitled to receive pursuant to the Merger. Stockholders who do not wish to accept the applicable Aggregate Consideration payable pursuant to the Merger Agreement and who wish to assert their rights to an appraisal of their Shares must so notify the Surviving Company in writing at: Oak Street Holdings Corporation, 11350 N. Meridian St., Suite 600, Carmel, IN 46032, Attention: Richard S. Dennen, Chief Executive Officer, within twenty (20) days after the date of mailing of this Letter of Transmittal, as indicated by the postmark on the envelope containing this Letter of Transmittal. Oak Street recommends that such notification to it be sent by registered or certified mail, with return receipt requested. Such written notice from a Stockholder wishing to assert appraisal rights must reasonably inform the Surviving Company of the identity of such Stockholder, and that such Stockholder intends thereby to demand appraisal of such Stockholder’s Shares.

IN ADDITION, TO PERFECT THEIR APPRAISAL RIGHTS, DISSENTING STOCKHOLDERS MUST COMPLY WITH ALL OF THE CONDITIONS AND OTHER PROCEDURES

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EXPLAINED UNDER “RIGHTS OF DISSENTING STOCKHOLDERS” IN ANNEX I HERETO AND SET FORTH IN THE TEXT OF SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX III.

Under Delaware Law, the procedures to obtain appraisal rights must be carried out by and in the name of those registered as the holders of record of Shares as of the Effective Time. Stockholders who are the beneficial owners but not the holders of record of Shares, and who wish to exercise such appraisal rights, are advised to consult promptly with the holders of record as to the timely exercise of such rights and to cause such holders of record to make the appropriate demand.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS.

The foregoing is a summary of the material provisions of Sections 251(h) and 262 of the DGCL, and is qualified in its entirety by reference to such provisions, which are attached hereto in full as Annex II and Annex III respectively, and the summary of Section 262, which is attached hereto as Annex I.

Release. By the execution and delivery of this Letter of Transmittal and acceptance of the applicable Aggregate Consideration payable to the undersigned under the Merger Agreement, effective for all purposes as of the Effective Time, the undersigned acknowledges and agrees, on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, subsidiaries, owners (with respect to Claims (as defined below) arising solely out of the undersigned’s status as an owner of the undersigned Stockholder), managers, principals, estates, successors and assigns (each, a “Releasing Party” and collectively the “Releasing Parties”), that the undersigned and each Releasing Party hereby release and forever discharge Oak Street, AG-OSF Holdings LLC and the Surviving Company (each a “Beneficiary”) and each of such Beneficiary’s respective directors, officers, employees, representatives, agents, members and stockholders (each, a “Released Party” and collectively, the “Released Parties”) from any and all claims arising or existing on, or at any time prior to, the Effective Time against any of the Released Parties (each, a “Claim” and collectively, the “Claims”) other than any Non-Released Claims (as defined below). Such released Claims include, without limitation, Claims with respect to facts that could give rise to or support a Claim, known or unknown, which could or have been asserted by the Releasing Party against the Released Parties, at law or in equity, sounding in contract (express or implied), or tort, including, without limitation, (a) Claims arising under any federal, state, or local Laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, (b) Claims under the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, (c) Claims under Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Sarbanes Oxley Act of 2002, the Employment Non-Discrimination Act, the Employee Polygraph Protection Act, the Uniform Services and Employment and Re-Employment Rights Act, the Worker Adjustment Retraining Notification Act, the National Labor Relations Act and the Labor Management Relations Act, any other similar or equivalent state Laws, and any other federal, state, local, municipal or common Law whistleblower protection Claim, discrimination or anti-retaliation statute or ordinance, (d) Claims arising under the Employee Retirement Income Security Act, as amended, and (e) any other statutory, contractual or common Law Claims, including any Claim for benefits. Notwithstanding anything else to the contrary herein, the release set forth herein does not and shall

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not extend to, and the undersigned is not releasing, (x) any Claims enforcing the rights of the Releasing Parties under the Merger Agreement or any Related Document or the transactions contemplated thereby, (y) exculpatory or indemnification provisions set forth in the certificate of incorporation or bylaws of Oak Street or available under the Delaware General Corporation Law or the Escrow Agreement for the benefit of any individual who served as a director or officer of Oak Street at any time prior to the Effective Time and (z) Claims for salary, bonuses, accrued vacation, any other employee compensation and unreimbursed expenses (such Claims in (x), (y) and (z), the “Non-Released Claims”) that the undersigned or any of the Releasing Parties may have or claim to have against any of the Released Parties, in each case whether currently known or unknown or with respect to which the facts are known (or should have been known), that could give rise to or support any Non-Released Claim and of every nature and extent whatsoever.

With respect to the foregoing release of Claims (other than Non-Released Claims), effective for all purposes only as of the Effective Time, the undersigned, on behalf of itself and each Releasing Party, waives and relinquishes any rights and benefits which it or any Releasing Party may have under any statute or common Law principle of any jurisdiction which provides, generally, that a general release does not extend to Claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. The undersigned, on behalf of itself and each Releasing Party, acknowledges that it and each Releasing Party may hereafter discover facts in addition to or different from those which the undersigned or such other Releasing Party now know or believe to be true with respect to the foregoing release, but it is the undersigned’s intention, on behalf of itself and each Releasing Party, to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist, may exist or heretofore have existed between any Releasing Party and any Released Party with respect to the foregoing release (subject to the exceptions set forth herein). In furtherance of this intention, such releases shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. The undersigned, on behalf of itself and each Releasing Party, further covenants and agrees that the undersigned and each Releasing Party have not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Claim released herein.

The foregoing release is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement and the occurrence of the Effective Time, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason.

I have knowingly and voluntarily entered into this Letter of Transmittal, acknowledge that I have a right to review and consider this Letter of Transmittal for a period of twenty-one (21) days before executing it, and understand that I have the right to use as much or as little of the twenty-one (21) day period as I wish before executing this Letter of Transmittal. To the extent I execute this Letter of Transmittal prior to the conclusion of such twenty-one (21) day period, I hereby irrevocably waive the remainder of such portion of the twenty-one (21) day period. I am advised to consult with counsel so that I fully understand the consequences of signing this Letter of Transmittal with regard to my rights under the ADEA. I further understand that I may revoke my release of any Claims under the ADEA set forth above in this Letter of Transmittal for a period of seven (7) days after my execution of this Letter of Transmittal. Revocation is only effective if I deliver a written notice of my revocation to Oak Street at the address set forth on the cover page hereof, within seven (7) days after executing this Letter of Transmittal. I ACKNOWLEDGE THAT MY SIGNATURE TO THIS LETTER OF

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TRANSMITTAL MEANS THAT I HAVE READ AND UNDERSTAND THIS ENTIRE LETTER OF TRANSMITTAL, THAT I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY, AND THAT I WAS UNDER NO DURESS OR PRESSURE TO DO SO.

[Signature Page Follows]

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SIGNATURE TO LETTER OF TRANSMITTAL

PLEASE SIGN HERE

(X)_____________________________________    Dated: _________________________________

(X)_____________________________________    Telephone No: __________________________ Signature(s) of registered holder(s)

Entity:                            Title of Signatory:
(if applicable)                            (if applicable)

Taxpayer Identification or Social
Security Number(s) of registered holder(s):

Must be signed by registered holder(s) exactly as name(s) appear(s) on the certificate(s) representing shares of Oak Street Stock or by the authorized representative of such registered holder(s). If signature is by trustee, executor, administrator, guardian, partner of a partnership, manager or member of a limited liability company, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, please set forth full title and enclose proper documentary evidence of the appointment and authority of such person to so act. (See Instruction 4.)

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INSTRUCTIONS

1.    Surrender of Certificates; Method of Delivery. This Letter of Transmittal, duly completed and manually signed, must be used in connection with the delivery and surrender of the certificate(s) representing shares of Oak Street Stock. This Letter of Transmittal and the certificate(s) representing shares of Oak Street Stock must be received by Oak Street, in satisfactory form, in order to make an effective surrender of the certificate(s) representing shares of Oak Street Stock. The method of delivery of the certificate(s) representing shares of Oak Street Stock and other documentation, is at the election and risk of the holder of the certificate(s) representing shares of Oak Street Stock. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by registered or certified mail, overnight delivery or hand to Oak Street Holdings Corporation, 11350 N. Meridian St., Suite 600, Carmel, IN 46032, Attention: Richard S. Dennen, Chief Executive Officer. PLEASE NOTE: ALL CERTIFICATES ARE HELD AT THE COMPANY. YOU DO NOT NEED TO ENCLOSE THEM WHEN RETURNING THIS LETTER OF TRANSMITTAL.

2.    Endorsement of Certificates. Certificates representing shares of Oak Street Stock need not be endorsed, and stock powers and signature guarantees are unnecessary.

3.    If Signed by Registered Holder. The name and address of the registered holder should be printed or typed under “Description of Certificate(s) Surrendered,” as they appear on the certificate(s) representing shares of Oak Street Stock surrendered hereby. The signatures on this Letter of Transmittal must be exactly the same as the names appearing on the face of the certificate(s) representing shares of Oak Street Stock without any alteration or change whatsoever.

4.    If Signed by Agent, Attorney, etc. In case of endorsements or signatures by an officer on behalf of a corporation, by a partner on behalf of a partnership, a manager or member on behalf of a limited liability company, an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, the certificate(s) representing shares of Oak Street Stock must be accompanied by evidence satisfactory to Oak Street of the authority of the person to make the endorsement or to sign, together with all supporting documents necessary to validate the surrender.

5.    Joint Owners. If the certificate(s) representing shares of Oak Street Stock are surrendered by two or more joint holders or owners, all such persons must sign.

6.    Multiple Registrations. If any certificate representing shares of Oak Street Stock is registered in different forms of your name (e.g., “John Doe” or “J. Doe”) or in different forms of ownership in different Oak Street Stock certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations representing shares of Oak Street Stock.

7.    Validity of Surrender; Irregularities. All questions as to validity, form and eligibility of any surrender of the certificate(s) representing shares of Oak Street Stock hereunder will be determined by Oak Street and such determinations shall be final and binding. Oak Street reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for Oak Street, be unlawful. Oak Street also reserves the right to waive any irregularities or defects in the surrender of any of the certificate(s) representing shares of Oak Street Stock, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter

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of Transmittal (including these Instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

8.    Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, the Oak Street Stock certificate numbers and the number of shares of Oak Street Stock represented by those certificates should be listed on a separate schedule affixed hereto.

9.    Letter of Transmittal Required. You will not receive the applicable Aggregate Consideration to which you are entitled pursuant to the Merger Agreement unless and until this Letter of Transmittal, duly completed and manually signed, together with the certificate(s) representing shares of Oak Street Stock, and any required accompanying evidence of authority in form satisfactory to Oak Street, are received by Oak Street at the address set forth above.

10.    Surrender of Certificate(s); Lost Certificate(s). The certificate(s) representing shares of Oak Street Stock being surrendered must be delivered with this Letter of Transmittal. If the certificate(s) representing shares of Oak Street Stock have been lost or destroyed, please indicate so in this Letter of Transmittal in the appropriate place provided above. PLEASE NOTE: ALL CERTIFICATES ARE HELD AT THE COMPANY. YOU DO NOT NEED TO ENCLOSE THEM WHEN RETURNING THIS LETTER OF TRANSMITTAL.

IF FURTHER INSTRUCTIONS ARE DESIRED, PLEASE CONTACT:

OAK STREET HOLDINGS CORPORATION
11350 N. Meridian St.
Suite 600
Carmel, IN 46032
Attention: Richard S. Dennen
Chief Executive Officer

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Annex I
RIGHTS OF DISSENTING STOCKHOLDERS
Under Section 262 of the DGCL (“Section 262”), as a result of the consummation of the Merger, holders of Shares with respect to which appraisal rights are perfected and not withdrawn or lost are entitled to have the “fair value” of their Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. The surviving corporation is required to send a notice to that effect to each Stockholder within 10 days after the Effective Time. This Notice of Merger constitutes such notice.
The following is a brief summary of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex III.
Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:
(a)     A written demand for appraisal of Shares must be delivered to the Chief Executive Officer of the Surviving Company within 20 days after the date of the mailing of this Notice of Merger.
(b)     A demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder’s name appears on the Certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, such agent is acting as agent for the record owner.
(c)     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the expiration of the 20-day period.
(d)    Where Shares are held in “street name” a Stockholder who desires appraisal rights with respect to such Shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such Shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositor. Any Stockholder desiring appraisal rights with respect to such Shares held of record by a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder thereof. Stockholders should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the Shares, which might be the nominee of a central security depositor if the Shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the surviving corporation of the identity of the record holder (which might be a nominee as described above) and of such Stockholder’s intention to seek appraisal of such Shares.
(e)    Stockholders of record who elect to exercise appraisal rights must mail or deliver their written demands to: Oak Street Holdings Corporation, 11350 N. Meridian St., Suite 600, Carmel, IN 46032, Attention: Richard S. Dennen, Chief Executive Officer. The written demand for appraisal should specify the Stockholder’s name and mailing address, the number of Shares owned, and that the Stockholder is thereby demanding appraisal of his or her Shares.
Within 120 days after the Effective Time, either the surviving corporation or any Stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting Stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such Stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value.
Stockholders considering seeking appraisal of their Shares should bear in mind that the fair value of their Shares determined under Section 262 could be greater than, the same as, or less than the amount per Share net to the holder in cash, without interest and less any applicable withholding taxes, they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

At any time within 60 days after the Effective Time, any Stockholders who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger. After this period, such Stockholder may withdraw his or her demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, all Stockholders’ rights to appraisal will be lost. In such event, Stockholders who have so failed to timely file a petition for appraisal or join an appraisal proceeding will remain entitled to receive the applicable Aggregate Consideration, pursuant to the Merger Agreement. Inasmuch as the surviving corporation has no obligation to file such a petition, and has no present intention to do so, any Stockholder who desires such a petition to be filed is advised to file such a petition on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any Stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered pursuant to the Merger Agreement within 60 days after the Effective Time.
The foregoing is a brief summary of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex III. Any Stockholder considering demanding statutory appraisal rights is advised to consult legal counsel.

Annex II
Delaware General Corporation Law: Section 251
§ 251. Merger or consolidation of domestic corporations.
(a) Any 2 or more corporations existing under the laws of this State may merge into a single corporation, which may be any 1 of the constituent corporations or may consolidate into a new corporation formed by the consolidation, pursuant to an agreement of merger or consolidation, as the case may be, complying and approved in accordance with this section.
(b) The board of directors of each corporation which desires to merge or consolidate shall adopt a resolution approving an agreement of merger or consolidation and declaring its advisability. The agreement shall state:
(1) The terms and conditions of the merger or consolidation;
(2) The mode of carrying the same into effect;
(3) In the case of a merger, such amendments or changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger (which amendments or changes may amend and restate the certificate of incorporation of the surviving corporation in its entirety), or, if no such amendments or changes are desired, a statement that the certificate of incorporation of the surviving corporation shall be its certificate of incorporation;
(4) In the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the agreement;
(5) The manner, if any, of converting the shares of each of the constituent corporations into shares or other securities of the corporation surviving or resulting from the merger or consolidation, or of cancelling some or all of such shares, and, if any shares of any of the constituent corporations are not to remain outstanding, to be converted solely into shares or other securities of the surviving or resulting corporation or to be cancelled, the cash, property, rights or securities of any other corporation or entity which the holders of such shares are to receive in exchange for, or upon conversion of such shares and the surrender of any certificates evidencing them, which cash, property, rights or securities of any other corporation or entity may be in addition to or in lieu of shares or other securities of the surviving or resulting corporation; and
(6) Such other details or provisions as are deemed desirable, including, without limiting the generality of the foregoing, a provision for the payment of cash in lieu of the issuance or recognition of fractional shares, interests or rights, or for any other arrangement with respect thereto, consistent with § 155 of this title.

The agreement so adopted shall be executed and acknowledged in accordance with § 103 of this title. Any of the terms of the agreement of merger or consolidation may be made dependent upon facts ascertainable outside of such agreement, provided that the manner in which such facts shall operate upon the terms of the agreement is clearly and expressly set forth in the agreement of merger or consolidation. The term “facts,” as used in the preceding sentence, includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the corporation.
(c) The agreement required by subsection (b) of this section shall be submitted to the stockholders of each constituent corporation at an annual or special meeting for the purpose of acting on the agreement. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock, whether voting or nonvoting, of the corporation at the stockholder's address as it appears on the records of the corporation, at least 20 days prior to the date of the meeting. The notice shall contain a copy of the agreement or a brief summary thereof. At the meeting, the agreement shall be considered and a vote taken for its adoption or rejection. If a majority of the outstanding stock of the corporation entitled to vote thereon shall be voted for the adoption of the agreement, that fact shall be certified on the agreement by the secretary or assistant secretary of the corporation, provided that such certification on the agreement shall not be required if a certificate of merger or consolidation is filed in lieu of filing the agreement. If the agreement shall be so adopted and certified by each constituent corporation, it shall then be filed and shall become effective, in accordance with § 103 of this title. In lieu of filing the agreement of merger or consolidation required by this section, the surviving or resulting corporation may file a certificate of merger or consolidation, executed in accordance with § 103 of this title, which states:
(1) The name and state of incorporation of each of the constituent corporations;
(2) That an agreement of merger or consolidation has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with this section;
(3) The name of the surviving or resulting corporation;
(4) In the case of a merger, such amendments or changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger (which amendments or changes may amend and restate the certificate of incorporation of the surviving corporation in its entirety), or, if no such amendments or changes are desired, a statement that the certificate of incorporation of the surviving corporation shall be its certificate of incorporation;
(5) In the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as set forth in an attachment to the certificate;
(6) That the executed agreement of consolidation or merger is on file at an office of the surviving corporation, stating the address thereof; and

(7) That a copy of the agreement of consolidation or merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
(d) Any agreement of merger or consolidation may contain a provision that at any time prior to the time that the agreement (or a certificate in lieu thereof) filed with the Secretary of State becomes effective in accordance with § 103 of this title, the agreement may be terminated by the board of directors of any constituent corporation notwithstanding approval of the agreement by the stockholders of all or any of the constituent corporations; in the event the agreement of merger or consolidation is terminated after the filing of the agreement (or a certificate in lieu thereof) with the Secretary of State but before the agreement (or a certificate in lieu thereof) has become effective, a certificate of termination or merger or consolidation shall be filed in accordance with § 103 of this title. Any agreement of merger or consolidation may contain a provision that the boards of directors of the constituent corporations may amend the agreement at any time prior to the time that the agreement (or a certificate in lieu thereof) filed with the Secretary of State becomes effective in accordance with § 103 of this title, provided that an amendment made subsequent to the adoption of the agreement by the stockholders of any constituent corporation shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, (2) alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the merger or consolidation, or (3) alter or change any of the terms and conditions of the agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation; in the event the agreement of merger or consolidation is amended after the filing thereof with the Secretary of State but before the agreement has become effective, a certificate of amendment of merger or consolidation shall be filed in accordance with § 103 of this title.
(e) In the case of a merger, the certificate of incorporation of the surviving corporation shall automatically be amended to the extent, if any, that changes in the certificate of incorporation are set forth in the agreement of merger.
(f) Notwithstanding the requirements of subsection (c) of this section, unless required by its certificate of incorporation, no vote of stockholders of a constituent corporation surviving a merger shall be necessary to authorize a merger if (1) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation, (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. No vote of stockholders of a constituent corporation shall be necessary to authorize a merger or consolidation if no shares of the stock of such corporation shall have been issued prior to the adoption by the board of directors of the resolution approving the agreement of merger or consolidation. If an agreement of merger is adopted by the constituent corporation surviving the merger, by action of its board of directors and without any vote of its stockholders pursuant to this subsection, the secretary or assistant secretary of that corporation shall certify on the agreement that the agreement has been adopted pursuant to this subsection and, (1) if it has been adopted pursuant to the first sentence of this subsection, that the conditions specified in that sentence have been satisfied, or (2) if it has been adopted pursuant to the second sentence of this subsection, that no shares of stock of such corporation were issued prior to the adoption by the board of directors of the resolution approving the agreement of merger or consolidation, provided that such certification on the agreement shall not be required if a certificate of merger or consolidation is filed in lieu of filing the agreement. The agreement so adopted and certified shall then be filed and shall become effective, in accordance with § 103 of this title. Such filing shall constitute a representation by the person who executes the agreement that the facts stated in the certificate remain true immediately prior to such filing.
(g) Notwithstanding the requirements of subsection (c) of this section, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation shall be necessary to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such constituent corporation if: (1) such constituent corporation and the direct or indirect wholly-owned subsidiary of such constituent corporation are the only constituent entities to the merger; (2) each share or fraction of a share of the capital stock of the constituent corporation outstanding immediately prior to the effective time of the merger is converted in the merger into a share or equal fraction of share of capital stock of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of stock of the constituent corporation being converted in the merger; (3) the holding company and the constituent corporation are corporations of this State and the direct or indirect wholly-owned subsidiary that is the other constituent entity to the merger is a corporation or limited liability company of this State; (4) the certificate of incorporation and by-laws of the holding company immediately following the effective time of the merger contain provisions identical to the certificate of incorporation and by-laws of the constituent corporation immediately prior to the effective time of the merger (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the certificate of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination, or cancellation has become effective); (5) as a result of the merger the constituent corporation or its successor becomes or remains a direct or indirect wholly-owned subsidiary of the holding company; (6) the directors of the constituent corporation become or remain the directors of the holding company upon the effective time of the merger; (7) the organizational documents of the surviving entity immediately following the effective time of the merger contain provisions identical to the certificate of incorporation of the constituent corporation immediately prior to the effective time of the merger (other than provisions, if any, regarding the incorporator or incorporators, the corporate or entity name, the registered office and agent, the initial board of directors and the initial subscribers for shares, references to members rather than stockholders or shareholders, references to interests, units or the like rather than stock or shares, references to managers, managing members or other members of the governing body rather than directors and such provisions contained in any amendment to the certificate of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective); provided, however, that (i) if the organizational documents of the surviving entity do not contain the following provisions, they shall be amended in the merger to contain provisions requiring that (A) any act or transaction by or involving the surviving entity, other than the election or removal of directors or managers, managing members or other members of the governing body of the surviving entity, that requires for its adoption under this chapter or its organizational documents the approval of the stockholders or members of the surviving entity shall, by specific reference to this subsection, require, in addition, the approval of the stockholders of the holding company (or any successor by merger), by the same vote as is required by this chapter and/or by the organizational documents of the surviving entity; provided, however, that for purposes of this clause (i)(A), any surviving entity that is not a corporation shall include in such amendment a requirement that the approval of the stockholders of the holding company be obtained for any act or transaction by or involving the surviving entity, other than the election or removal of directors or managers, managing members or other members of the governing body of the surviving entity, which would require the approval of the stockholders of the surviving entity if the surviving entity were a corporation subject to this chapter; (B) any amendment of the organizational documents of a surviving entity that is not a corporation, which amendment would, if adopted by a corporation subject to this chapter, be required to be included in the certificate of incorporation of such corporation, shall, by specific reference to this subsection, require, in addition, the approval of the stockholders of the holding company (or any successor by merger), by the same vote as is required by this chapter and/or by the organizational documents of the surviving entity; and (C) the business and affairs of a surviving entity that is not a corporation shall be managed by or under the direction of a board of directors, board of managers or other governing body consisting of individuals who are subject to the same fiduciary duties applicable to, and who are liable for breach of such duties to the same extent as, directors of a corporation subject to this chapter; and (ii) the organizational documents of the surviving entity may be amended in the merger (A) to reduce the number of classes and shares of capital stock or other equity interests or units that the surviving entity is authorized to issue and (B) to eliminate any provision authorized by § 141(d) of this title; and (8) the stockholders of the constituent corporation do not recognize gain or loss for United States federal income tax purposes as determined by the board of directors of the constituent corporation. Neither paragraph (g)(7)(i) of this section nor any provision of a surviving entity's organizational documents required by paragraph (g)(7)(i) of this section shall be deemed or construed to require approval of the stockholders of the holding company to elect or remove directors or managers, managing members or other members of the governing body of the surviving entity. The term “organizational documents”, as used in paragraph (g)(7) of this section and in the preceding sentence, shall, when used in reference to a corporation, mean the certificate of incorporation of such corporation, and when used in reference to a limited liability company, mean the limited liability company agreement of such limited liability company.
As used in this subsection only, the term “holding company” means a corporation which, from its incorporation until consummation of a merger governed by this subsection, was at all times a direct or indirect wholly-owned subsidiary of the constituent corporation and whose capital stock is issued in such merger. From and after the effective time of a merger adopted by a constituent corporation by action of its board of directors and without any vote of stockholders pursuant to this subsection: (i) to the extent the restrictions of § 203 of this title applied to the constituent corporation and its stockholders at the effective time of the merger, such restrictions shall apply to the holding company and its stockholders immediately after the effective time of the merger as though it were the constituent corporation, and all shares of stock of the holding company acquired in the merger shall for purposes of § 203 of this title be deemed to have been acquired at the time that the shares of stock of the constituent corporation converted in the merger were acquired, and provided further that any stockholder who immediately prior to the effective time of the merger was not an interested stockholder within the meaning of § 203 of this title shall not solely by reason of the merger become an interested stockholder of the holding company, (ii) if the corporate name of the holding company immediately following the effective time of the merger is the same as the corporate name of the constituent corporation immediately prior to the effective time of the merger, the shares of capital stock of the holding company into which the shares of capital stock of the constituent corporation are converted in the merger shall be represented by the stock certificates that previously represented shares of capital stock of the constituent corporation and (iii) to the extent a stockholder of the constituent corporation immediately prior to the merger had standing to institute or maintain derivative litigation on behalf of the constituent corporation, nothing in this section shall be deemed to limit or extinguish such standing. If an agreement of merger is adopted by a constituent corporation by action of its board of directors and without any vote of stockholders pursuant to this subsection, the secretary or assistant secretary of the constituent corporation shall certify on the agreement that the agreement has been adopted pursuant to this subsection and that the conditions specified in the first sentence of this subsection have been satisfied, provided that such certification on the agreement shall not be required if a certificate of merger or consolidation is filed in lieu of filing the agreement. The agreement so adopted and certified shall then be filed and become effective, in accordance with § 103 of this title. Such filing shall constitute a representation by the person who executes the agreement that the facts stated in the certificate remain true immediately prior to such filing.
(h) Notwithstanding the requirements of subsection (c) of this section, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation shall be necessary to authorize a merger if:
(1) The agreement of merger, which must be entered into on or after August 1, 2013, expressly provides that such merger shall be governed by this subsection and shall be effected as soon as practicable following the consummation of the offer referred to in paragraph (h)(2) of this section;
(2) A corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent this subsection, would be entitled to vote on the adoption or rejection of the agreement of merger;
(3) Following the consummation of such offer, the consummating corporation owns at least such percentage of the stock, and of each class or series thereof, of such constituent corporation that, absent this subsection, would be required to adopt the agreement of merger by this chapter and by the certificate of incorporation of such constituent corporation;
(4) At the time such constituent corporation's board of directors approves the agreement of merger, no other party to such agreement is an “interested stockholder” (as defined in § 203(c) of this title) of such constituent corporation;
(5) The corporation consummating the offer described in paragraph (h)(2) of this section merges with or into such constituent corporation pursuant to such agreement; and
(6) The outstanding shares of each class or series of stock of the constituent corporation not to be canceled in the merger are to be converted in such merger into, or into the right to receive, the same amount and kind of cash, property, rights or securities paid for shares of such class or series of stock of such constituent corporation upon consummation of the offer referred to in paragraph (h)(2) of this section.
If an agreement of merger is adopted without the vote of stockholders of a corporation pursuant to this subsection, the secretary or assistant secretary of the surviving corporation shall certify on the agreement that the agreement has been adopted pursuant to this subsection and that the conditions specified in this subsection (other than the condition listed in paragraph (h)(5) of this section) have been satisfied; provided that such certification on the agreement shall not be required if a certificate of merger is filed in lieu of filing the agreement. The agreement so adopted and certified shall then be filed and shall become effective, in accordance with § 103 of this title. Such filing shall constitute a representation by the person who executes the agreement that the facts stated in the certificate remain true immediately prior to such filing.

Annex III
Delaware General Corporation Law: Section 262
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit C

Escrow Agreement

INDEMNITY ESCROW AGREEMENT
THIS INDEMNITY ESCROW AGREEMENT (this “Agreement”) is made as of [___], 2015 by and among First Financial Bank, National Association, a national bank organized under the Laws of the United States (the “Purchaser”), AG-OSF Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (the “Stockholders’ Representative”) and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”). The Purchaser, the Stockholders’ Representative and the Escrow Agent are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, the Purchaser and the Stockholders’ Representative are parties to that certain Agreement and Plan of Merger dated as of July 23, 2015 (as the same may be amended, modified, restated or supplemented from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, pursuant to the terms of the Merger Agreement and as part of the transactions contemplated thereby, the parties thereto agreed to enter into this Agreement and deliver the Escrow Amount (as defined below) to the Escrow Agent for the purposes set forth herein;
WHEREAS, pursuant to the terms of the Merger Agreement, the parties thereto agreed that the Escrow Funds (as defined below) shall be the source of funds for the satisfaction of amounts that may become payable to the Purchaser by the Stockholders (as defined in the Merger Agreement) under the Merger Agreement during the term of this Agreement;
WHEREAS, the Stockholders’ Representative and the Purchaser desire to create an escrow account for the Escrow Amount and appoint the Escrow Agent as the escrow agent for such account upon the terms and conditions set forth below; and
WHEREAS, the execution and delivery of this Agreement is a closing deliverable under the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as set forth below.
1.    Appointment of the Escrow Agent. The Purchaser and the Stockholders’ Representative hereby appoint the Escrow Agent as the escrow agent under and pursuant to the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to perform the duties thereof subject to the terms, conditions and provisions of this Agreement.
2.    Escrow Deposit. Simultaneously with the execution of this Agreement, the Purchaser has deposited with the Escrow Agent cash in the amount of $7,500,000 in accordance with Section 1.2(e)(iv) of the Merger Agreement (the “Escrow Amount”). The Escrow Agent hereby acknowledges receipt of the Escrow Amount and agrees to hold the Escrow Amount, together with all products and proceeds thereof (including all interest, dividend, gains and other income earned with respect thereto (collectively, the “Escrow Funds”)), in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.
3.    Permitted Investments. The Escrow Agent hereby agrees to establish and maintain the Escrow Funds in the Escrow Account and shall invest the Escrow Funds as jointly directed by the Stockholders’ Representative and the Purchaser, from time to time, in writing, in money market accounts and money market mutual funds (including those of the Escrow Agent), treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America, certificates of deposit issued by a commercial bank having capital, surplus and undivided profits of not less than $1,000,000,000 (including the Escrow Agent and its affiliates) and interest-bearing demand accounts of the Escrow Agent (collectively, the “Permitted Investments”) as soon as reasonably practical upon receiving such direction. Neither the Purchaser nor the Stockholders’ Representative shall be liable or responsible in any manner for any Loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said Losses and costs shall be borne by the Escrow Account. The Escrow Agent shall have no power or authority to invest or reinvest any Escrow Funds except as jointly instructed by the Stockholders’ Representative and the Purchaser in writing. Notwithstanding the foregoing, if the Escrow Agent has not received instructions from the Stockholders’ Representative and the Purchaser as to investment of the Escrow Funds within thirty (30) days of the execution of this Agreement, the Escrow Agent shall invest the Escrow Funds in the Escrow Agent’s U.S. Bank Money Market Fund.
4.    Release of Escrow Funds. The Escrow Funds shall be held and disposed of by the Escrow Agent as follows:
(a)    Indemnification Claims. At any time, and from time to time prior to [    ], 2016 (the “Survival Date”), if the Purchaser desires to make a claim pursuant to Section 7.3 of the Merger Agreement for which the Escrow Funds may be used to satisfy such claim, then the Purchaser shall deliver to the Stockholders’ Representative a written notice (an “Indemnification Notice”) setting forth the amount of such claim for payment (an “Indemnification Claim”) and setting forth the applicable section of the Merger Agreement under which such Indemnification Claim is made. The Purchaser shall also deliver to the Escrow Agent proof of delivery to the Stockholders’ Representative of such Indemnification Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand). If the Escrow Agent has not received a written objection to such Indemnification Claim from the Stockholders’ Representative within ten (10) business days following the Escrow Agent’s receipt of such proof of delivery to the Stockholders’ Representative, then on the tenth business day following such receipt, the Escrow Agent shall release, by wire transfer to the account or accounts designated by the Purchaser in the Indemnification Notice, an amount of Escrow Funds from the Escrow Account equal to the amount of such Indemnification Claim.

2

(b)    Disputes. If the Stockholders’ Representative in good faith delivers to the Escrow Agent and the Purchaser a written objection (a “Dispute Notice”) to any Indemnification Claim or portion thereof within ten (10) business days following the Escrow Agent’s receipt of proof of delivery of such Indemnification Notice, then, except as otherwise provided in Section 4(c) below, the Escrow Agent shall not distribute to the Purchaser any Escrow Funds that are the subject of the Dispute Notice until the Escrow Agent receives either (i) joint written instructions signed by the Stockholders’ Representative and the Purchaser authorizing the release to the Purchaser of the Escrow Funds that are the subject of the Dispute Notice or (ii) a copy of a decision of a court of competent jurisdiction, or arbitral award directing the release to the Purchaser of the Escrow Funds that are the subject of the Dispute Notice. Upon receipt of such joint written instructions or a copy of such final decision or binding arbitral award, as the case may be, the Escrow Agent shall release to the Purchaser the Escrow Funds subject to dispute in accordance with such joint written instructions or decision or arbitral award. In the event that the Stockholders’ Representative is the prevailing party in whole or in part in connection with any such dispute, the portion of the Escrow Funds that were the subject of such Dispute Notice and that are not released to the Purchaser as provided in the immediately preceding sentence shall remain in the Escrow Account and shall be available to satisfy other Indemnification Claims until released as provided in Section 4(d) below. Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Claim (if less than all) which is the subject of such Dispute Notice.
(c)    Partial Release. If any Dispute Notice includes an objection to only a portion of an Indemnification Claim and either acknowledges or does not specifically dispute the release of the remaining portion set forth in the Indemnification Notice, then the Escrow Agent shall promptly release to the Purchaser an amount of Escrow Funds equal to the portion of the Indemnification Claim that is so acknowledged or not specifically disputed; provided, that no such partial release by the Escrow Agent shall terminate or otherwise prejudice the Purchaser’s rights with respect to the remainder of any Indemnification Claim set forth in an Indemnification Notice.
(d)    Release of Remaining Escrow Funds.
(i)    No later than five (5) business days following the Survival Date, the Escrow Agent shall release to the Stockholders’ Representative the remaining balance of the Escrow Funds in the Escrow Account as of the Survival Date (together with all Income (as defined below)), less the amount of all Unresolved Claims. “Unresolved Claims” shall mean the aggregate amount of all Losses claimed by the Purchaser in accordance with Section 7.3 of the Merger Agreement which are unsatisfied pursuant to Indemnification Notices previously delivered. The Stockholders’ Representative or the Purchaser may give the Escrow Agent notice of the occurrence of the Survival Date; provided, that the Party delivering such notice provides a copy of such notice to the other Parties.
(ii)    Promptly upon the Escrow Agent’s receipt of a signed agreement of the Purchaser and the Stockholders’ Representative or the determination of a court of competent jurisdiction or the arbitrator, as the case may be, of any Unresolved Claims that

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are the subject of a Dispute Notice or upon the expiration of the ten (10) business day objection period for any Unresolved Claims for which no Dispute Notice has been delivered, the Escrow Agent shall release by wire transfer to an account or accounts designated by the Purchaser an amount of Escrow Funds equal to the amount of Escrow Funds to be released to the Purchaser pursuant to such signed agreement or such final determination or the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be. After the resolution of any Unresolved Claim, a portion of any remaining Escrow Funds in excess of the amount of the remaining Unresolved Claims (if any) (together with an any Income) shall be released promptly thereafter by the Escrow Agent to the Stockholders’ Representative.
(e)    Termination. This Agreement shall terminate when all of the Escrow Funds in the Escrow Account have been released and distributed in accordance with this Section 4. Upon such termination, this Agreement shall have no further force and effect, except that the provisions of this Section 4(e) and Sections 5, 6, 7, and Sections 9 through 21 below shall survive such termination.
5.    Conditions to Escrow. The Stockholders’ Representative and the Purchaser agree that the Escrow Agent shall not assume any responsibility for the failure of such Parties to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:
(a)    Documents. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any Person acting on behalf of the Purchaser or the Stockholders’ Representative, it shall not be necessary for the Escrow Agent to inquire into such Person’s authority. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the Persons executing this Agreement in a representative capacity on behalf of the Stockholders’ Representative or the Purchaser.
(b)    Liability. The Escrow Agent shall not be liable for any act or omission taken or suffered in good faith with respect to this Agreement unless such act or omission is the result of the gross negligence, bad faith or willful misconduct of the Escrow Agent.
(c)    Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no Liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

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(d)    Limitation of Duties. The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the other Parties hereto (whether or not it has any knowledge thereof).
(e)    Resignation or Termination of the Escrow Agent. The Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to the Stockholders’ Representative and the Purchaser and the Stockholders’ Representative and the Purchaser shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving written notice (with such written notice being signed by the Purchaser and the Stockholders’ Representative) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. If within thirty (30) days after receiving or delivering either of the aforesaid notices, as the case may be, the Purchaser and the Stockholders’ Representative appoint a successor escrow agent, and such successor escrow agent accepts such appointment, the Escrow Agent shall distribute the Escrow Funds less the amount of any fees owing to the Escrow Agent hereunder as of such date to such successor escrow agent. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and each of the Purchaser and the Stockholders’ Representative shall be liable for one-half of the costs, expenses and reasonable attorney’s fees incurred by the Escrow Agent in connection with any such proceeding. Any successor escrow agent shall be a banking corporation or trust company having total assets in excess of $1,000,000,000. Except as otherwise agreed to in writing by the Stockholders’ Representative and the Purchaser, no Escrow Funds shall be released from the Escrow Account unless and until a successor escrow agent has (i) been appointed in accordance with this Section 5(e) and (ii) agreed, in writing, to be bound by the terms and conditions of this Agreement. After any such appointment, such successor escrow agent shall be the “Escrow Agent” hereunder.
(f)    Discharge of the Escrow Agent. Upon delivery of all of the Escrow Funds pursuant to the terms of Section 4 above or to a successor escrow agent in accordance with Section 5(e), the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.
6.    Indemnification. The Purchaser and the Stockholders’ Representative, jointly and severally, hereby agree to indemnify the Escrow Agent for and to hold it harmless against any Losses or reasonable expense (including reasonable attorneys’ fees and documented out-of-pocket expenses) incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement. Any indemnification payable to the Escrow Agent hereunder shall be payable one-half by the Purchaser and one-half by the Stockholders’ Representative.
7.    Escrow Costs. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Fee Schedule attached as Schedule I and to be reimbursed for its reasonable costs

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and documented out-of-pocket expenses incurred in connection with maintaining the Escrow Account hereunder, which fees, costs and documented out-of-pocket expenses shall be paid one-half by the Purchaser and one-half by the Stockholders’ Representative.
8.    Limitations on Rights to Escrow Funds. None of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds, unless and until such Escrow Funds have been released pursuant to Section 4 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Stockholders’ Representative and the Purchaser under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 4 above.
9.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service or by facsimile to the Parties at the following addresses:
If to the Purchaser, to:

First Financial Bank, National Association
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Telephone: (513) 979-5773
Email:         shannon.kuhl@bankatfirst.com
Attention:     Shannon Kuhl, Chief Legal Officer
with a copy to:
Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attention:    Nathan L. Berger
Email:        nberger@fbtlaw.com
Facsimile:    (502) 581-1087
If to the Stockholders’ Representative, to:

AG-OSF Holdings, LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue – 26th Floor
New York, NY 10167
Telephone: (212) 883-4167
Facsimile: (212) 599-2920
Email: hnataraj@angelogordon.com

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Attn: Harish Nataraj

and

Oak Street Holdings Corporation
11350 N. Meridian St., Suite 600
Carmel, IN 46032
Telephone: (317) 428-3800
Facsimile: (317) 428-5000
Email: rdennen@oakstreetfunding.com
Attn: Richard S. Dennen
with a copy to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1010
Facsimile: (212) 872-1002
Email: ddurso@akingump.com
Attention: David D’Urso
If to the Escrow Agent, to:

U.S. Bank National Association
100 Wall Street, Suite 1600
New York, New York 10005
Telephone: (212) 361-6153
Facsimile: (212) 361-6173
Attention: Jean Clarke
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 9, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 9 or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9 and appropriate confirmation is received.
10.    Entire Agreement; Amendments. This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the Parties, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by the Purchaser and the Stockholders’ Representative

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(a copy of which shall be promptly provided to the Escrow Agent); provided, that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the other Parties. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement of any rights or obligations of any Party under or by reason of this Agreement.
11.    Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the Parties and upon all of their respective successors and permitted assigns; provided, that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 5(e) above.
12.    Taxation of Interest Earned on Investment of Escrow Amount. The Stockholders’ Representative and the Purchaser agree that, for federal and state income tax purposes, the Stockholders’ Representative will be treated as the owner of the Escrow Funds and will report all interest, dividends, or other income earned on the investment of the Escrow Amount (the “Income”) as the Stockholders’ Representative’s income in the taxable year or years in which such Income is properly includable and pay or cause to be paid any taxes attributable thereto. Any such Income shall not be a part of the Escrow Funds from which it was earned or derived from. The Escrow Agent shall be responsible for reporting any Income earned to the Internal Revenue Service.
13.    No Other Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.
14.    Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.
15.    No Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. The right of the Purchaser or the Stockholders’ Representative to receive all or a portion of the Escrow Funds under the circumstances described in Section 4 above is in addition to, and not in lieu of, any other remedies that any such Party may have against the other pursuant to the Merger Agreement in the event of a breach of the Merger Agreement.
16.    Severability. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by Law.
17.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by

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way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.
18.    Releases on Non-Business Days. In the event that a release of Escrow Funds hereunder is required to be made on a date that is not a business day, such release may be made on the next succeeding business day with the same force and effect as if made when required.
19.    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
20.    Counterparts. This Agreement may be executed by the Parties individually or in any combination, in one or more counterparts (including by means of telecopied, e-mailed or other means of electronically transmitted signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.
21.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
*******

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnity Escrow Agreement as of the date first written above.
FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

AG-OSF HOLDINGS, LLC
BY: AG PRIVATE EQUITY ACQUISITION CORP., ITS MANAGER

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Schedule I
U.S. BANK NATIONAL ASSOCIATION
Schedule of Fees
for Services
as
Escrow Agent

Initial Acceptance Fee:	$[*]
Includes review of the Indemnity Escrow Agreement and establishing procedures and controls.
Annual Administration Fee:	$[*]
Covers normal administrative duties as described in the terms of the Indemnity Escrow Agreement. This includes wire transfers and form 1099 tax filings. Payable annually in advance and not subject to proration.

Out-of-Pocket Expenses:	AT COST
Includes all related expenses, including but not limited to: postage, travel, counsel fees and their disbursements. Fees for services not specifically covered will be based upon services rendered.
Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event that this transaction does not close, any related out-of-pocket expenses we incur will be billed to the client at cost.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Schedule I - Page 1